[Conformed Copy]

REVOLVING CREDIT AGREEMENT

by and among

WEIS MARKETS, INC.,

the LENDERS referred to herein,

the ISSUING BANK referred to herein,

and

MELLON BANK, N.A.,

as Administrative Agent

Dated as of October 15, 2002

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; CONSTRUCTION		1

1.1	Certain Definitions	1
1.2	Construction	11
1.3	Accounting Principles	12

ARTICLE II THE CREDITS		12

2.1	Revolving Credit Loans	12
2.2	Revolving Credit Commitment Fee; Reduction of the Revolving Credit Committed Amounts	13
2.3	Making of Loans	13
2.4	Interest Rates	14
2.5	Conversion or Renewal of Interest Rate Options	16
2.6	Prepayments	17
2.7	Interest Payment Dates	17
2.8	Pro Rata Treatment; Payments Generally	18
2.9	Additional Compensation in Certain Circumstances	18
2.10	Taxes	20
2.11	Tax Forms	21

ARTICLE III THE LETTERS OF CREDIT		22

3.1	The Letters of Credit	23
3.2	Procedure for Issuance and Amendment of Letters of Credit	23
3.3	Letter of Credit Participating Interests	24
3.4	Letter of Credit Drawings and Reimbursements	25
3.5	Obligations Absolute	26
3.6	Further Assurances	26
3.7	Cash Deposit for Letters of Credit	27
3.8	Certain Provisions Relating to the Issuing Bank	28
3.9	Existing Letters of Credit	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES		29

4.1	Corporate Status	29
4.2	Corporate Power and Authorization	29
4.3	Execution and Binding Effect	29
4.4	Governmental Approvals and Filings	29
4.5	Absence of Conflicts	29
4.6	Audited Financial Statements	30
4.7	Interim Financial Statements	30
4.8	Absence of Material Adverse Changes	31
4.9	Absence of Material Adverse Changes	31
4.10	Projections	31
4.11	Solvency	31
4.12	Accurate and Complete Disclosure	31
4.13	Margin Regulations	31
4.14	Subsidiaries	31
4.15	Partnerships, etc.	32
4.16	Litigation	32
4.17	Absence of Events of Default	32
4.18	Absence of Other Conflicts	32
4.19	Insurance	32
4.20	Title to Property	32
4.21	Intellectual Property	33
4.22	Taxes	33
4.23	Employee Benefit Plans	33
4.24	Environmental Compliance	33
4.25	Investment Company	34

ARTICLE V CONDITIONS OF LENDING		34

5.1	Conditions to Initial Loans	34
5.2	Conditions to All Loans	35

ARTICLE VI AFFIRMATIVE COVENANTS		35

6.1	Basic Reporting Requirements	35
6.2	Insurance	37
6.3	Payment of Taxes and Other Potential Charges and Priority Claims	38
6.4	Preservation of Corporate Status	38
6.5	Governmental Approvals and Filings	38
6.6	Maintenance of Properties	38
6.7	Avoidance of Other Conflicts	38
6.8	Financial Accounting Practices	39
6.9	Continuation of or Change in Business	39
6.10	Use of Proceeds	39
6.11	Environmental Matters	39

ARTICLE VII NEGATIVE COVENANTS		39

7.1	Financial Covenants	39
7.2	Liens	40
7.3	Indebtedness	41
7.4	Guaranties, Indemnities, etc.	41
7.5	Loans, Advances and Investments	42
7.6	Restricted Stock Repurchases	43
7.7	Disposal of Assets	43
7.8	Limitation on Mergers, Consolidations and Dissolutions	43
7.9	Capital Expenditures; Acquisitions	44
7.10	Sale	44
7.11	Dealings with Affiliates	44
7.12	Limitation on Certain Benefit Liabilities	44
7.13	Consolidated Tax Return	45
7.14	Fiscal Year	45
7.15	Limitation on Other Restrictions on Dividends by Subsidiaries, etc.	45
7.16	Limitation on Other Restrictions on Amendment of the Loan Documents, etc.	45
7.17	Limitation on Other Restrictions on Liens.	46

ARTICLE VIII DEFAULTS		46

8.1	Events of Default	46
8.2	Consequences of an Event of Default	48

ARTICLE IX THE AGENT		48

9.1	Appointment	48
9.2	General Nature of Administrative Agent's Duties	49
9.3	Exercise of Powers	49
9.4	General Exculpatory Provisions	50
9.5	Administration by the Administrative Agent	51
9.6	Lender Parties Not Relying on Administrative Agent or Other Lender Parties	51
9.7	Indemnification	51
9.8	Administrative Agent in its Individual Capacity	51
9.9	Holders of Notes	51
9.10	Successor Administrative Agent	52
9.11	Calculations	52
9.12	Administrative Agent's Fee	52
9.13	Funding by Administrative Agent	52

ARTICLE X MISCELLANEOUS		53

10.1	Holidays	53
10.2	Records	53
10.3	Amendments and Waivers	53
10.4	No Implied Waiver; Cumulative Remedies	54
10.5	Notices	54
10.6	Expenses; Taxes; Indemnity	55
10.7	Severability	56
10.8	Prior Understandings	56
10.9	Duration; Survival	56
10.10	Counterparts	56
10.11	Limitation on Payments	56
10.12	Set	56
10.13	Sharing of Collections	57
10.14	Successors and Assigns; Participations; Assignments	57
10.15	Confidentiality	59
10.16	Governing Law; Submission to Jurisdiction: Waiver of Jury Trial; Limitation of Liability	60

Exhibit A Revolving Credit Note

Exhibit B Transfer Supplement

Exhibit C Subsidiary Guaranty

Exhibit D Compliance Certificate

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated as of October 15, 2002, by and among WEIS MARKETS, INC., a Pennsylvania corporation (the "Borrower"), the lenders parties hereto from time to time (the "Lenders", as defined further below), the Issuing Bank referred to herein, MELLON BANK, N.A., a national banking association, as Administrative Agent for the Lenders hereunder (in such capacity, together with its successors in such capacity, the "Administrative Agent").

Recitals:

The Borrower has requested the Administrative Agent, the Lenders and the Issuing Bank to enter into this Agreement and to extend credit to the Borrower as provided herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

  ARTICLE 1
  DEFINITIONS; CONSTRUCTION

  1.1 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

  "Affected Lender" shall have the meaning set forth in Section 2.4(d) hereof.

  "Affiliate" of a Person (the "Specified Person") shall mean (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a), (c) each member of the Weis Family and (d) the lineal descendants and ascendants and spouses of natural Persons included in clauses (a), (b) or (c). For purposes of the preceding sentence, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Applicable Margin" shall have the meaning set forth in Section 2.4(a) hereof.

  "Base Rate" shall have the meaning set forth in Section 2.4(a) hereof.

  "Base Rate Option" shall have the meaning set forth in Section 2.4(a) hereof.

  "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 2.8(c)(ii) hereof.

  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in Pittsburgh, Pennsylvania.

  "Capital Lease" shall mean any lease which, in accordance with GAAP, would be treated as a capitalized item.

  "Cash Equivalent Investments" shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of one year from the date of acquisition, (b) commercial paper maturing not in excess of nine months from the date of acquisition and rated "P1" by Moody's Investors Service or "A1" by Standard & Poor's Corporation on the date of acquisition, (c) certificates of deposit maturing within one year from the date of acquisition thereof (i) issued by any bank or savings and loan association to the extent insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation, or (ii) issued by commercial banks or trust companies organized under the laws of the United States or America or any state thereof having not less than $100,000,000 of capital, surplus and undivided profits, (d) repurchase agreements, having terms of less than thirty (30) days, for government obligations of the type specified in clause (a) above with a United States commercial bank or trust company meeting the requirements of subclause (c)(ii) above, provided that, such repurchase agreements are fully collateralized by such government obligations, or (e) tax exempt obligations issued by the United States of America, any state thereof or any other governmental authority maturing within one year from the date of acquisition thereof and having a rating of not less than MIG-1 (Moody's Investment Grade 1) from Moody's Investors Services, Inc.

  "Change of Control" shall mean that at any time any Person or group of Persons (as defined in the Securities Exchange Act of 1934, as amended) not a member of the Weis Family shall own more than 20% of the voting capital stock of the Borrower or more than 20% of the equity securities of the Borrower.

  "Closing Date" shall mean October 18, 2002 or such later date as shall be acceptable to the Administrative Agent and the Borrower (but in any event not later than October 31, 2002).

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

  "Commitment Percentage" of a Lender at any time shall mean the percentage that such Lender's Revolving Credit Committed Amount represents of the aggregate Revolving Credit Committed Amounts of all Lenders.

  "Confidential Information" shall have the meaning given in Section 10.15 hereof.

  "Consolidated Assets" shall mean at any time, assets of the Borrower and its consolidated subsidiaries at such time, determined in accordance with GAAP.

  "Consolidated Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capital Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

  "Consolidated Cash Interest Expense" shall mean, for any period, the cash payments of interest on the Consolidated Indebtedness of the Borrower and its consolidated Subsidiaries due and payable by the Borrower and its consolidated Subsidiaries during such fiscal period.

  "Consolidated Cash Tax Payments" shall mean, for any period, cash payments by the Borrower and its consolidated Subsidiaries for federal, state and local income taxes during such period.

"Consolidated EBITDA" shall mean, for any period, the sum of (i) Consolidated Net Income for such period (exclusive of extraordinary gains and losses), (ii) Consolidated Interest Expense for such period, (iii) Consolidated Tax Expense for such period and (iv) depreciation and amortization expense of the Borrower and its consolidated Subsidiaries for such period, all determined in accordance with GAAP.

"Consolidated Indebtedness" shall mean at any time, Indebtedness of the Borrower and its consolidated Subsidiaries at such time determined in accordance with GAAP.

"Consolidated Interest Expense" shall mean, for any period, the payments of interest on the Consolidated Indebtedness of the Borrower and its consolidated Subsidiaries due and payable by the Borrower and its consolidated Subsidiaries during such fiscal period.

"Consolidated Net Income" shall mean, for any period, the consolidated net income of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

"Consolidated Net Worth" at any time shall mean the total amount of stockholders' equity of the Borrower and its consolidated Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP; provided that, each item of the following types shall be deducted, to the extent such item is positive and is otherwise included therein: (a) any write-ups or other revaluation after the Closing Date in the book value of any asset owned by the Borrower or any of its consolidated Subsidiaries (other than write-ups resulting from the acquisition of assets of a business made within one year after such acquisition and accounted for by purchase accounting, and write-ups resulting from the valuation in the ordinary course of business of investment securities and inventory at the lower of cost or market), (b) all investments in and loans and Advances to (i) unconsolidated Subsidiaries of the Borrower, and (ii) Persons that are not Subsidiaries of the Borrower (other than Cash Equivalent Investments), and (c) treasury stock.

"Consolidated Tax Expense" shall mean, for any period, charges against income of the Borrower and its consolidated Subsidiaries for federal, state and local income taxes, during such period.

"Corresponding Source of Funds" shall mean the proceeds of hypothetical receipts by a Lender of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Funding Period corresponding to such Funding Segment having maturities approximately equal to such Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

"Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

"Environmental Laws" means the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended by the Water Quality Act of 1987, Pub. L. No. 100-4 (Feb. 4, 1987), the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Clean Air Act, 42 U.S.C. §7401, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §1021 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. §9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §6901 et seq., and the Occupational Safety and Health Act as amended ("OSHA"), 29 U.S.C. §655 and §657 (but only to the extent that it is an Environmental Law under the definition set forth below), as any of the same have been amended or may be further amended from time to time, together with all other Laws now or hereafter existing with respect to Hazardous Substances or relating to pollution or protection of the environment, including without limitation all common laws of nuisance, negligence or strict liability relating thereto and all Laws relating to emissions, discharges, spills, disposal, releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, land surface or subsurface strata or life therein) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" shall mean, at any time, any member of a controlled group of corporations under Section 414(b) of the Code of which the Borrower or any Subsidiary is a member, and any trade or business (whether or not incorporated) under common control under Section 414(c) of the Code with the Borrower or any Subsidiary, and all other entities which, together with the Borrower and the Subsidiaries, are treated as a single employer under Section 414(m) or (o) of the Code.

"EuroRate" shall have the meaning set forth in Section 2.4(a) hereof.

"EuroRate Option" shall have the meaning set forth in Section 2.4(a) hereof.

"EuroRate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the EuroRate Option or at a rate calculated by reference to the EuroRate under Section 2.8(c)(i) hereof. If no Loan or Loans is specified, "EuroRate Portion" shall refer to the EuroRate Portion of all Loans outstanding at such time.

"EuroRate Reserve Percentage" shall have the meaning set forth in Section 2.4(a) hereof.

"Event of Default" shall mean any of the Events of Default described in Section 8.1 hereof.

"Existing Letters of Credit" shall have the meaning set forth in Section 3.9.

"Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Administrative Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

"Fiscal Quarter" shall mean each thirteen or fourteen-week fiscal period of the Borrower ending in each March, June, September and December, respectively.

"Fiscal Year" shall mean each annual fiscal period of the Borrower ending on the last Saturday in each December.

"Fixed Charge Coverage Ratio" at the end of any Fiscal Quarter, shall mean the ratio of Consolidated EBITDA for the four Fiscal Quarter period then ending to the sum of (i) Consolidated Cash Interest Expense, (ii) Consolidated Cash Tax Payments, (iii) Scheduled Principal Debt Service, and (iv) dividends paid on or with respect to the Borrower's capital stock, in each case (except for clause (iii)) for the four Fiscal Quarter period then ending.

"Funding Periods" shall have the meaning set forth in Section 2.4(b) hereof.

"Funding Segment" of the EuroRate Portion of the Revolving Credit Loans at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day.

"GAAP" shall have the meaning set forth in Section 1.3 hereof.

"Governmental Action" shall have the meaning set forth in Section 4.4 hereof.

"Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

"Guarantors" shall mean all subsidiaries of the Borrower that are parties to the Subsidiary Guaranty.

"Guaranty Equivalent" shall have the following meaning: a Person (the "Deemed Guarantor") shall be deemed to be subject to a Guaranty Equivalent in respect of any obligation (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, the Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor enters into, agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) purchase or lease property or services from the Deemed Obligor regardless of the nondelivery of or failure to furnish of such property or services, (d) a transaction having the characteristics of a takeorpay or throughput contract, or (e) any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation.

"Hazardous Substance" means any substance which (i) constitutes a hazardous waste or substance under any applicable Environmental Laws, (ii) constitutes a "hazardous substance" under CERCLA or the regulations promulgated thereunder, (iii) constitutes a "hazardous waste" under RCRA or the regulations promulgated thereunder, (iv) constitutes a pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste, (v) exhibits any of the hazardous characteristics enumerated in 40 C.F.R. Sections 261.20-261.24, inclusive, (vi) constitutes any of those extremely hazardous substances listed under 302 of SARA which are present in threshold planning or reportable quantities as defined under SARA, (vii) constitutes toxic or hazardous chemical substances which are present in quantities which exceed exposure standards as those terms are defined under 6 and 8 of OSHA and 29 C.F.R. Part 1910, subpart 2, (viii) constitutes or consists of, in whole or in part, asbestos, urea formaldehyde, chlorinated biphenyls (polychlorinated or monochlorinated) or petroleum products or (ix) constitutes a hazardous material which, when transported, is subject to regulation by the United States Department of Transportation at 49 C.F.R. Parts 171-199.

"Indebtedness" of a Person shall mean the following (without duplication): (a) all obligations on account of money borrowed by, or for or on account of, or deposits with or advances to, such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business), (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed, and without regard to any limitation of the rights and remedies of the holder of such Lien to repossession or sale of such property), (e) all obligations of such Person under leases which are, or which should in accordance with GAAP be accounted for as, capitalized leases (without regard to any limitation of the rights and remedies of the lessor under such capitalized lease to repossession or sale of such property), (f) the maximum amount available to be drawn under any letter of credit issued for the account of such Person (irrespective of whether the conditions for any such drawing are met at the time in question) and the unreimbursed amount of all drawings under any such letter of credit, (g) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person, and (h) all Indebtedness of others as to which such Person is the Deemed Guarantor under a Guaranty Equivalent.

"Indemnified Parties" shall mean the Administrative Agent, the Lenders, the Issuing Bank, their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing.

"Initial Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.1(a) hereof.

"Issuing Bank" shall mean Mellon Bank, N.A. and its successors and assigns.

"Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

"Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders.

"Lender Parties" shall mean the Administrative Agent, the Lenders and the Issuing Bank.

"Letter of Credit" shall have the meaning given that term in Section 3.1(a).

"Letter of Credit Application" shall have the meaning given that term in Section 3.2(a).

"Letter of Credit Cash Account" shall have the meaning given that term in Section 3.7.

"Letter of Credit Commitment" shall have the meaning given that term in Section 3.1.

"Letter of Credit Exposure" at any time shall mean the sum of (a) the aggregate Letter of Credit Unreimbursed Draws and (b) the aggregate Letter of Credit Undrawn Availability at such time.

"Letter of Credit Facing Fee" shall have the meaning given that term in Section 3.1(e) hereof.

"Letter of Credit Fee" shall have the meaning given that term in Section 3.1(d) hereof.

"Letter of Credit Participating Interest" shall have the meaning given that term in Section 3.3(a) hereof.

"Letter of Credit Reimbursement Obligation" with respect to a Letter of Credit shall mean the obligation of the Borrower to reimburse the Issuing Bank for Letter of Credit Unreimbursed Draws, together with interest thereon.

"Letter of Credit Undrawn Availability" with respect to a Letter of Credit at any time shall mean the maximum amount available to be drawn under such Letter of Credit at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.

"Letter of Credit Unreimbursed Draws" with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by the Issuing Bank under such Letter of Credit, to the extent not repaid by the Borrower.

"Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

"Loan" shall mean any loan by a Lender to the Borrower under this Agreement, and "Loans" shall mean all Loans made by the Lenders under this Agreement.

"Loan Documents" shall mean this Agreement, the Notes, the Subsidiary Guaranty, the Transfer Supplements, the Letters of Credit, the Letter of Credit Applications, and all other agreements and instruments extending or renewing any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

"Loan Parties" shall mean the Borrower and the Guarantors.

"London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

"Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of any Loan Party to perform or comply with any of the terms and conditions of any Loan Document, or (c) an adverse effect on the legality, validity, binding effect or enforceability of any Loan Document, or the ability of the Administrative Agent or any Lender to enforce any rights or remedies under or in connection with any Loan Document.

"Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

"Note" or "Notes" shall mean the Revolving Credit Note(s) of the Borrower executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or part.

"Obligations" shall mean all indebtedness, obligations and liabilities of the Borrower to any Lender or the Administrative Agent from time to time arising under or in connection with or related to or evidenced by or secured by or pursuant to this Agreement or any other Loan Document, and all extensions or renewals thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions and renewals thereof, whether or not such Loans were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

"Office," when used in connection with the Administrative Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania, or at such other office or offices of the Administrative Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Administrative Agent to the Borrower.

"Option" shall mean the Base Rate Option or the EuroRate Option, as the case may be.

"Other Taxes" shall have the meaning set forth in Section 2.10 hereof

"Participants" shall have the meaning set forth in Section 10.14(b) hereof.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

"Permitted Liens" shall have the meaning set forth in Section 7.2 hereof.

"Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, jointstock company, Governmental Authority or any other entity.

"Plan(s)" shall mean (i) any Multiemployer Plan and (ii) any other employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Borrower, any Subsidiary or any ERISA Affiliate is a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA.

"Portion" shall mean the Base Rate Portion or the EuroRate Portion, as the case may be.

"Postretirement Benefits" of a Person shall mean any benefits, other than retirement income, provided by such Person to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

"Postretirement Benefit Obligation" of a Person shall mean that portion of the actuarial present value of all Postretirement Benefits expected to be provided by such Person which is attributable to employees' service rendered to the date of determination (assuming that such liability accrues ratably over an employee's working life to the earlier of his date of retirement or the date on which the employee would first become eligible for full benefits), reduced by the fair market value as of the date of determination of any assets which are segregated from the assets of such Person and which have been restricted so that they cannot be used for any purpose other than to provide Postretirement Benefits or to defray related expenses.

"Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

"Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by the Administrative Agent as its prime rate. The Prime Rate may be greater or less than other interest rates charged by the Administrative Agent to other borrowers and is not solely based or dependent upon the interest rate which the Administrative Agent may charge any particular borrower or class of borrowers.

"Prohibited Transaction" shall mean any of the transactions described in Section 406 of ERISA or Section 4975 of the Code.

"Pro Rata" shall mean from or to each Lender in proportion to its Commitment Percentage.

"Purchasing Lender" shall have the meaning set forth in Section 10.14(c) hereof.

"Register" shall have the meaning set forth in Section 10.14(d) hereof.

"Regular Payment Date" shall mean the last day of each December, March, June and September after the date hereof.

"Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA.

"Required Lenders" shall mean, as of any date, Lenders having Revolving Credit Exposures that constitute, in the aggregate, more than 50% of the Revolving Credit Exposures of all Lenders on such date or, if no Loans, Letters of Credit or Letter of Credit Unreimbursed Draws are outstanding on such date, Lenders which have Revolving Credit Committed Amounts that constitute, in the aggregate, more than 50% of the Revolving Credit Committed Amounts of all the Lenders.

"Responsible Officer" shall mean the President, any Vice President, the Treasurer, the Assistant Treasurer or Chief Financial Officer of the Borrower.

"Restricted Stock Repurchases" shall mean any payment or the incurrence of any liability to make any payment, in cash, property or other assets for the purpose of purchasing, retiring or redeeming any shares of any class of capital stock of the Borrower or any Subsidiary (or any warrants or options evidencing a right to purchase any such shares of stock) or making any other distribution in respect of the purchase, retirement or redemption of any such shares of stock (or any warrants or options evidencing a right to purchase any such shares of stock), including the payment of taxes on behalf of a shareholder in connection with any such purchase, retirement or redemption; provided, that the term "Restricted Stock Repurchases" shall not include payments or liabilities described above which are made or incurred by any Subsidiary to or in favor of the Borrower.

"Revolving Credit Commitment" shall have the meaning set forth in Section 2.1(a) hereof.

"Revolving Credit Commitment Fee" shall have the meaning set forth in Section 2.2(a) hereof.

"Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.1(a) hereof.

"Revolving Credit Exposure" of any Lender at any time shall mean the sum at such time of the outstanding principal amount of such Lender's Revolving Credit Loans plus such Lender's Pro Rata share of the aggregate Letter of Credit Exposure.

"Revolving Credit Loans" shall have the meaning set forth in Section 2.1(a) hereof.

"Revolving Credit Maturity Date" shall mean October 18, 2005.

"Revolving Credit Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.1(c) hereof, any promissory note issued pursuant to Section 10.14(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.

"Scheduled Principal Debt Service" shall mean, at any time, the scheduled payments of principal with respect to the Indebtedness of the Borrower and its consolidated Subsidiaries due and payable by the Borrower or its consolidated Subsidiaries during the next four Fiscal Quarters.

"Solvent" shall mean, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, (d) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital, and (e) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including but not limited to the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

"Standard Notice" shall mean an irrevocable notice provided to the Administrative Agent on a Business Day which is

  (a) At least one Business Day in advance in the case of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

  (b) At least three London Business Days in advance in the case of selection of the EuroRate Option or prepayment of any EuroRate Portion.

Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

"Subsidiary" of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

"Subsidiary Guaranty" shall have the meaning set forth in Section 5.1(b) hereof.

"Taxes" shall have the meaning set forth in Section 2.10 hereof.

"Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

"Transfer Supplement" shall have the meaning set forth in Section 10.14(c) hereof.

"Usage" and "Usage Fee" shall have the meaning set forth in Section 2.4(a).

"Unused Revolving Credit Availability" shall mean, at any time, the difference between (i) the aggregate Revolving Credit Exposure at such time and (ii) the aggregate Revolving Credit Committed Amounts of the Lenders at such time.

"Weis Family" means (i) Robert F. Weis, his spouse and his children, (ii) Ellen W. P. Wasserman and her children, (iii) the Revocable Trust of AGMT of Ellen W. P. Wasserman, (iv) the Girard Trust Bank & Robert Freeman Weis Trust under a Will for Harry Weis, (v) Girard Trust Bank & Morris Goldman Trust UA 12/29/76, (vi) the E. W. P. Wasserman Foundation and (vii) in each case, any Permitted Transferee. "Permitted Transferee" means with respect to any person or entity, (a) such person's spouse, former spouse or children, any trust for such person's benefit or the benefit of such person's spouse or children, (b) any corporation, partnership, limited liability company, trust or other entity controlled by such person or entity or such person's spouse or children and (c) the heirs, executors, administrators, or personal representatives upon death of such person or upon the incompetence or disability of such person for purposes of the protection and management of such person's assets.

"Withdrawal Liability" shall mean "withdrawal liability" as defined by the provisions of Part 1 of Subtitle E to Title IV of ERISA.

  1.2 Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or" references in this Agreement to "determination" (and similar terms) by the Administrative Agent or by any Lender include good faith estimates by the Administrative Agent or by any Lender (in the case of quantitative determinations) and good faith beliefs by the Administrative Agent or by any Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to "outofpocket expenses" of a Person (and similar terms) include, but are not limited to, the fees of inhouse counsel and other inhouse professionals of such Person to the extent that such fees are routinely identified and specifically charged under such Person's normal cost accounting system. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

  1.3 Accounting Principles.

    (a) As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the Borrower's financial statements for the Fiscal Year ended December 29, 2001, as referred to in Section 4.6 hereof.

    (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

    (c) If and to the extent that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by the Borrower and one set based on GAAP. To the extent this Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each set of financial statements shall be accompanied by such an opinion.

ARTICLE II
THE CREDITS

  2.1 Revolving Credit Loans.

  (a) Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Revolving Credit Commitment") to make loans (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the Closing Date and to but not including the Revolving Credit Maturity Date; provided, notwithstanding the foregoing, no Lender shall have any obligation to make Revolving Credit Loans at any time to the extent that the aggregate principal amount of such Lender's Revolving Credit Exposure at any time outstanding would exceed such Lender's Revolving Committed Amount at such time. Each Lender's "Revolving Credit Committed Amount" at any time shall be equal to the amount set forth as its "Initial Revolving Credit Committed Amount" below its name on the signature pages hereof, as such amount may have been reduced under Section 2.2 hereof at such time, and subject to transfer to another Lender as provided in Section 10.14 hereof.

  (b) Nature of Credit. Within the limits of time and amount set forth in this Section 2.1, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

  (c) Revolving Credit Notes. The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, one to each Lender, dated the Closing Date (the "Revolving Credit Notes") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender's Initial Revolving Credit Committed Amount.

  (d) Maturity. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date.

  2.2 Revolving Credit Commitment Fee; Reduction of the Revolving Credit Committed Amounts.

    (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee (the "Revolving Credit Commitment Fee") equal to 0.15% per annum (based on a year of 365 or 366 days, as the case may be, and actual days elapsed) for each day from and including the Closing Date to but not including the Revolving Credit Maturity Date, on the amount (not less than zero) equal to (i) such Lender's Revolving Credit Committed Amount on such day, minus (ii) such Lender's Revolving Credit Exposure on such day. Such Revolving Credit Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid: (x) on each Regular Payment Date, (y) on the date of each reduction of the Revolving Credit Committed Amounts (whether optional or mandatory) on the amount so reduced and (z) on the Revolving Credit Maturity Date.

    (b) Reduction of the Revolving Credit Committed Amounts. The Borrower may at any time or from time to time reduce Pro Rata the Revolving Credit Committed Amounts of the Lenders to an aggregate amount (which may be zero) not less than the sum of the Revolving Credit Exposures of the Lenders plus the amount of all Revolving Credit Exposures of the Lenders not yet made as to which notice has been given by the Borrower under Section 2.3 or 3.2 hereof. Any voluntary reduction of the Revolving Credit Committed Amounts shall be in an aggregate amount which is an integral multiple of $5,000,000 or a higher integral multiple of $1,000,000. Voluntary reductions of the Revolving Credit Committed Amounts shall be made by providing not less than three Business Days' notice (which notice shall be irrevocable) to such effect to the Administrative Agent. After the date specified in such notice the Revolving Credit Commitment Fee shall be calculated upon the Revolving Credit Committed Amounts as so reduced.

  2.3 Making of Loans. Whenever the Borrower desires that the Lenders make Revolving Credit Loans, the Borrower shall provide Standard Notice to the Administrative Agent setting forth the following information:

    (a) The date, which shall be a Business Day, on which such proposed Loans are to be made;

    (b) The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (d) of this Section 2.3, and which shall be an integral multiple of $500,000;

    (c) The interest rate Option or Options selected in accordance with Section 2.4(a) hereof and the principal amounts selected in accordance with Section 2.4(c) hereof of the Base Rate Portion and each Funding Segment of the EuroRate Portion of such proposed Loans; and

    (d) With respect to each such Funding Segment of such proposed Loans, the Funding Period to apply to such Funding Segment, selected in accordance with Section 2.4(c) hereof.

  Standard Notice having been so provided, the Administrative Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in Article V hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Administrative Agent at the Administrative Agent's Office, no later than 12:00 o'clock Noon, Pittsburgh time, in funds immediately available at such Office. The Administrative Agent will make the funds so received available to the Borrower in funds immediately available at the Administrative Agent's Office.

  2.4 Interest Rates.

    (a) Optional Bases of Borrowing. The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. Subject to the provisions of this Agreement the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Loans. The aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Revolving Credit Loans at any time shall not exceed ten.

      (i) Base Rate Option: A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day. The "Base Rate" for any day shall mean the greater of (A) the Prime Rate for such day or (B) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

      (ii) EuroRate Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the EuroRate for such day plus the Applicable Margin for such day. "EuroRate" for any day, as used herein, shall mean for each Funding Segment of the Portion corresponding to a proposed or existing Funding Period the rate per annum determined by the Administrative Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (A) the rate of interest (which shall be the same for each day in such Funding Period) determined in good faith by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Funding Period for delivery on the first day of such Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (B) a number equal to 1.0 minus the EuroRate Reserve Percentage.

  "EuroRate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Administrative Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The EuroRate shall be adjusted automatically as of the effective date of each change in the EuroRate Reserve Percentage. The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

  The "Applicable Margin" for EuroRate Loans any day shall equal the Usage Fee on such day plus 0.625%, and the Applicable Margin for Base Rate Loans on any day shall equal zero.

  The "Usage Fee" shall be equal to (i) 0.125% for any day when the Revolving Credit Exposures minus the Letter of Credit Undrawn Availability ("Usage") is greater than 33% but less than 67% of the aggregate Revolving Credit Committed Amounts of the Lenders on such day; (ii) 0.250% for any day when Usage is 67% or greater of the aggregate Revolving Credit Committed Amounts on such day, or (iii) 0% in all other cases.

  The Administrative Agent shall give prompt notice to the Borrower and to the Lenders of the EuroRate determined or adjusted in accordance with the definition of the EuroRate, which determination or adjustment shall be conclusive if made in good faith.

  (b) Funding Periods. At any time when the Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Loans, the Borrower shall specify one or more periods (the "Funding Periods") during which each such Option shall apply, such Funding Periods being one, two, three or six months; provided that:

    (i) Each Funding Period shall begin on a London Business Day, and the term "month", when used in connection with a Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Funding Period, as determined in good faith by the Administrative Agent (which determination shall be conclusive); and

    (ii) The Borrower may not select a Funding Period that would end after the Revolving Credit Maturity Date.

  (c) Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or prepayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Revolving Credit Loans or the aggregate principal amount of each Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans, shall be as set forth below:

Portion or Funding Segment	Allowable Aggregate Principal Amounts
Base Rate Portion	Any;
Each Funding Segment of the Euro-Rate Portion	$1,000,000 or a higher integral multiple of $500,000.

  (d) EuroRate Unascertainable; Impracticability. If

    (i) on any date on which a EuroRate would otherwise be set the Administrative Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:

      (A) adequate and reasonable means do not exist for ascertaining such EuroRate,

      (B) a contingency has occurred which materially and adversely affects the interbank eurodollar market, or

      (C) the effective cost to such Lender of funding a proposed Funding Segment of the EuroRate Portion from a Corresponding Source of Funds shall exceed the EuroRate applicable to such Funding Segment, or

    (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the EuroRate Portion has been made impracticable or unlawful by compliance by such Lender or its applicable funding office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Administrative Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Administrative Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the EuroRate Option shall be suspended until the Administrative Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Administrative Agent) of the Administrative Agent's or such Lender's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist.

If any Lender notifies the Borrower of a determination under subsection (ii) of this Section 2.4(d), the EuroRate Portion of the Loans of such Lender (the "Affected Lender") shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).

If at the time the Administrative Agent or a Lender makes a determination under subsection (i) or (ii) of this Section 2.4(d) the Borrower previously has notified the Administrative Agent that it wishes to select, convert to or renew the EuroRate Option, as the case may be, with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the EuroRate Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

  2.5 Conversion or Renewal of Interest Rate Options

    (a) Conversion or Renewal. Subject to the provisions of Section 2.9(b) hereof, and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrower may convert any part of its Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate Portion:

      (i) At any time with respect to conversion from the Base Rate Option; or

      (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option as to the Funding Segment corresponding to such expiring Funding Period.

  Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Administrative Agent Standard Notice setting forth the following information:

  (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

  (x) The principal amounts selected in accordance with Section 2.4(c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

  (y) The interest rate Option or Options selected in accordance with Section 2.4(a) hereof and the principal amounts selected in accordance with Section 2.4(c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion, as the case may be, to be converted to; and

(z) With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 2.4(b) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

  (b) Failure to Convert or Renew. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 2.5(a)(ii) hereof, any part of Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period.

  2.6 Prepayments.

    (a) Optional Prepayments. The Borrower shall have the right at its option from time to time to prepay its Loans in whole or part without premium or penalty (subject, however, to Section 2.9(b) hereof):

      (i) At any time with respect to any part of the Base Rate Portion; or

      (ii) At the expiration of any Funding Period with respect to prepayment of the Euro-Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

  Any such prepayment shall be made in accordance with Section 2.6 hereof.

  (b) Prepayment Procedures. Whenever the Borrower desires or is required to prepay any part of its Loans, it shall provide Standard Notice to the Administrative Agent setting forth the following information:

    (i) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

    (ii) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (b)(iii) of this Section 2.6 and which shall be $1,000,0000 or an integral multiple of $1,000,000 (unless such prepayment repays all of the outstanding Loans); and

    (iii) The principal amounts selected in accordance with Section 2.4(c) hereof of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid.

  Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

  2.7 Interest Payment Dates. Interest on the Base Rate Portion shall be due and payable on the last day of each calendar month. Interest on each Funding Segment of the EuroRate Portion shall be due and payable on the last day of the corresponding Funding Period and, if such EuroRate Funding Period is longer than three months, also every third month during such Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

  2.8 Pro Rata Treatment; Payments Generally.

    (a) Pro Rata Treatment. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest, Revolving Credit Commitment Fees due from the Borrower hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for payments of interest involving an Affected Lender as provided in Section 2.4(d) hereof. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan.

    (b) Payments Generally. All payments and prepayments to be made by the Borrower in respect of principal, interest, fees, indemnity, expenses or other amounts due from the Borrower hereunder or under any Loan Document shall be payable in Dollars at 12:00 o'clock Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature. Except for payments under Sections 2.9 and 10.6 hereof, such payments shall be made to the Administrative Agent at its Office in Dollars in funds immediately available at such Office, and payments under Sections 2.9 and 10.6 hereof shall be made to the applicable Lender at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment or prepayment received by the Administrative Agent or such Lender after 12:00 o'clock Noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent shall distribute to the Lenders all such payments received by it from the Borrower as promptly as practicable after receipt by the Administrative Agent.

    (c) Interest on Overdue Amounts. To the extent permitted by Law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 360 days and actual days elapsed) which for each day shall be equal to the following:

      (i) In the case of any part of the Euro-Rate Portion of any Loans, (A) until the end of the applicable then-current Funding Period at a rate per annum 2% above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause (ii); and

      (ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, 2% above the then-current Base Rate Option applicable to the Loans.

  To the extent permitted by Law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

  2.9 Additional Compensation in Certain Circumstances.

    (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If after the date hereof any change in any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law):

      (i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit or the Letter of Credit Participating Interests or payments by the Borrower of principal, interest, commitment fee or other amounts due from the Borrower hereunder or under the Notes (except for Taxes or Other Taxes, as to which Section 2.10 shall govern and except for changes in the rate or basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or in which such Lender's applicable lending office is located),

      (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender (other than requirements expressly included herein in the determination of the EuroRate hereunder),

      (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender, or (B) otherwise applicable to the obligations of any Lender under this Agreement, or

      (iv) imposes upon any Lender any other condition or expense with respect to this Agreement, the Notes, the Letters of Credit or the Letter of Credit Participating Interests or its making, maintenance or funding of any Loan, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender or, in the case of clause (iii) hereof, any Person controlling a Lender, with respect to this Agreement, the Notes, the Letters of Credit or the Letter of Credit Participating Interests or the making, maintenance or funding of any Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender's or controlling Person's capital, taking into consideration such Lender's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender deems to be material (such Lender being deemed for this purpose to have made, maintained or funded each Funding Segment of the EuroRate Portion from a Corresponding Source of Funds), such Lender may from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by such Lender (which determination shall be conclusive absent manifest error) to be necessary to compensate such Lender for such increase, reduction or imposition. Such amount shall be due and payable by the Borrower to such Lender five Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Base Rate Option applicable to the Loans. A certificate by such Lender as to the amount due and payable under this Section 2.9(a) (which certificate shall set forth the basis in reasonable detail of the calculation of such amount) from time to time and the method of calculating such amount shall be conclusive absent manifest error.

  (b) Funding Breakage. In the event that for any reason (i) the Borrower fails to borrow, convert or renew any Loan hereunder which would, after such borrowing, conversion or renewal, have a Euro-Rate Portion after notice requesting such borrowing, conversion or renewal has been given by the Borrower (whether such failure results from failure to satisfy applicable conditions to such borrowing, conversion, or renewal or otherwise), or (ii) any part of any Funding Segment of any Euro-Rate Portion of the Loans becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period, the Borrower shall indemnify each Lender on demand against any loss, liability, cost or expense of any kind or nature which such Lender may sustain or incur in connection with or as a result of such event. Such indemnification in any event shall include an amount equal to the excess, if any, of (x) the aggregate amount of interest which would have accrued on the amount of the Euro-Rate Portion not so borrowed, converted or renewed, or which so becomes due, or which is so paid, prepaid or converted, from and including the date on which such borrowing, conversion or renewal would have been made pursuant to such notice, or on which such part of such Funding Segment so becomes due, or on which such part of such Funding Segment is paid, prepaid or converted, to the last day of the Funding Period applicable to such amount (or, in the case of a failure to borrow, convert or renew, the Funding Period that would have been applicable to such amount but for such failure), in each case at the applicable rate of interest for such Euro-Rate Portion provided for herein, over (y) the aggregate amount of interest (as determined in good faith by such Lender) which would have accrued to such Lender on such amount for such period by placing such amount on deposit for such period with leading banks in the interbank market. A certificate by a Lender as to any amount that such Lender is entitled to receive pursuant to this Section 2.9(b) shall be conclusive (absent manifest error) if made in good faith.

  2.10 Taxes.

  (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions , assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or in which such Lender's applicable lending office is located (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, liabilities being herein referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Administrative Agent or any Lender with respect to Taxes that are attributable to such Administrative Agent's, Lender's or Purchasing Lender's failure to comply with the requirements of 2.11 and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

  (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

  (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

  (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 2.10(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e) If a Lender or the Administrative Agent shall become aware that it is uncontestably entitled to a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it promptly shall notify the Borrower of the availability of a claim to such refund and shall make a timely claim to such taxation authority for such refund at the Borrower's expense. If a Lender or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has received full indemnification payment from the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall within 30 days from the date of such receipt pay over the amount of such refund to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority.

2.11 Tax Forms.

(a) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including reasonable fees and expenses of counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Revolving Credit Commitments, repayment of all Obligations and the resignation of the Administrative Agent.

ARTICLE III
THE LETTERS OF CREDIT

  3.1 The Letters of Credit.

    (a) General. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.3 and 3.4 hereof, the Issuing Bank agrees (such agreement being called the Issuing Bank's "Letter of Credit Commitment") to issue for the account of the Borrower or a Subsidiary of the Borrower letters of credit (each, as amended, modified or supplemented from time to time, a "Letter of Credit"), at any time or from time to time on or after the date hereof; provided that, the Issuing Bank shall have no obligation to issue any Letter of Credit if it reasonably believes that any Lender will be unable to satisfy its obligations under Section 3.4(b) hereof. The Borrower shall not request any Letter of Credit to be issued except within the following limitations: (i) no Letter of Credit shall be issued later than 90 days before the Revolving Credit Maturity Date, (ii) no Letter of Credit shall be issued if the Administrative Agent shall have received the notice from the Required Lenders referred to in Section 3.2(c)(ii) hereof, (iii) at the time any Letter of Credit is issued, the aggregate Revolving Credit Exposures of the Lenders (after giving effect to issuance of the requested Letter of Credit) shall not exceed the sum of the Revolving Credit Committed Amounts of the Lenders at such time, (iv) on the date of issuance of any Letter of Credit (and after giving effect to such issuance) the aggregate Letter of Credit Exposures of the Lenders shall not exceed $25,000,000.

    (b) Terms of Letters of Credit. The Borrower shall not request any Letter of Credit to be issued, nor shall the Issuing Bank be obligated to issue any Letter of Credit, except within the following limitations: each Letter of Credit (i) shall have an expiration date no later than the earlier of (A) 12 months after the date of issuance thereof (subject to renewals for additional oneyear periods that do not extend past the Revolving Credit Maturity Date), or (B) five Business Days before the Revolving Credit Maturity Date, (ii) shall be denominated in Dollars and (iii) shall be payable only against sight drafts (and not time drafts).

    (c) Purposes of Letters of Credit. Each Letter of Credit shall be satisfactory in form, substance and beneficiary to the Issuing Bank in its reasonable discretion. Each Letter of Credit shall be used by the Borrower or a Guarantor as a standby or trade letter of credit used to provide credit support for the Borrower or such Subsidiaries. The provisions of this Section 3.1(c) represent only an obligation of the Borrower to the Issuing Bank and the Lenders; the Issuing Bank shall have no obligation to the Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this Section 3.1(c).

  (d) Letter of Credit Fee. The Borrower shall pay to the Administrative Agent for the Pro Rata account of each Lender a fee (the "Letter of Credit Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (i) $80,000 or the Letter of Credit Undrawn Availability on such day, whichever is greater, times (ii) the Applicable Margin applicable on such day to EuroRate Loans, times (iii) 1/365 (or 1/366, as the case may be). Such Letter of Credit Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (A) each Regular Payment Date, and (B) the date of expiration or termination of such Letter of Credit.

  (e) Facing Fee; Administration Fees. The Borrower shall pay to the Administrative Agent, for the sole account of the Issuing Bank, a fee (the "Letter of Credit Facing Fee") for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, equal to (i) $80,000 or the Letter of Credit Undrawn Availability on such day, whichever is greater, times (ii) 0.125% times (iii) 1/365 (or 1/366, as the case may be). Such Letter of Credit Facing Fee shall be due and payable for the preceding period for which such fee has not been paid on the same dates as payments of the Letter of Credit Fee with respect to such Letter of Credit are due. In addition, the Borrower shall pay to the Administrative Agent, for the sole account of the Issuing Bank, such other administration, maintenance, amendment, drawing and negotiation fees as may be customarily charged by the Issuing Bank from time to time in connection with letters of credit.

  (f) Suspension of the Commitment to Issue Letters of Credit.

    (i) Suspension of Commitment. In the event any restrictions are imposed upon any Lender Party hereto by Law or by any Governmental Authority which would prevent the Issuing Bank from issuing any Letter of Credit in the future or would prevent any Lender from complying with this Article III, the Letter of Credit Commitment shall be immediately suspended. Nothing contained in this Section 3.1(f)(i) shall be deemed a termination of the Revolving Credit Commitment of Mellon Bank, N.A. or any other Lender and, in the event of a suspension of the Letter of Credit Commitment, the Borrower may continue to borrow under the Revolving Credit Commitments, provided the remaining requirements of this Agreement are complied with.

  (ii) Action Upon Suspension of Commitment. If the Issuing Bank or any Lender believes any such restriction referred to in the preceding clause (i) exists, it shall immediately notify the Administrative Agent. The Administrative Agent shall forthwith notify the Borrower and the other Lenders of the existence and nature of any restriction which would cause the suspension of either the Letter of Credit Commitment or any other Lender's obligations under this Article III. Such suspension shall continue until either the Administrative Agent notifies the Borrower that the Issuing Bank and/or the affected Lender, as the case may be, no longer believes that such restriction prevents it from issuing Letters of Credit or honoring its obligations under this Article III, as the case may be.

    3.2 Procedure for Issuance and Amendment of Letters of Credit.

      (a) Request for Issuance. The Borrower may from time to time request, upon at least three Business Days' notice, the Issuing Bank to issue a Letter of Credit by delivering to the Issuing Bank and the Administrative Agent (i) a written request to such effect, specifying the date on which such Letter of Credit is to be issued, the expiration date thereof, and the stated amount thereof, and (ii) at the option of the Issuing Bank, an application, in such form as the Issuing Bank may from time to time require (each, a "Letter of Credit Application"), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may request. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of

  Credit to the beneficiary thereof or as the Borrower shall otherwise direct, and shall promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent.

  (b) Extension or Increase. The Borrower may from time to time request the Issuing Bank to extend the expiration date of an outstanding Letter of Credit issued by the Issuing Bank or to increase the Letter of Credit Undrawn Availability of such Letter of Credit. Such extension or increase shall for all purposes hereunder (including but not limited to Sections 3.2(a) and 5.2) be treated as though the Borrower had requested issuance of a replacement Letter of Credit; provided that, the Issuing Bank may, if it elects, issue an amendment to the particular Letter of Credit providing for such an extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit.

  (c)Limitations on Issuance, Extension and Amendment.

    (i) As between the Issuing Bank, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Issuing Bank shall be justified and fully protected in issuing any Letter of Credit (including any deemed issuance arising from increase or extension of a Letter of Credit as provided in Section 3.2(b) hereof), notwithstanding any subsequent notices to the Issuing Bank, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section 5.2 hereof to be satisfied, any other knowledge of the Issuing Bank, or any other event, condition or circumstance whatever.

    (ii) As between the Issuing Bank, on the one hand, and the Lenders, on the other hand, the Issuing Bank shall not issue any Letter of Credit pursuant to Section 3.2(a) (including any deemed issuance arising from increase or extension of a Letter of Credit as provided in Section 3.2(b)) if the Issuing Bank shall have received, at least two Business Days before authorizing such issuance, from the Required Lenders an unrevoked written notice that any condition precedent set forth in Section 5.2 will not be satisfied and expressly requesting that the Issuing Bank cease issuing Letters of Credit. Unless the Issuing Bank has received such notice or has determined that the applicable limitations set forth in Sections 3.1(a) and 3.1(b) hereof are not satisfied, the Issuing Bank shall be justified and fully protected, as against the Lenders, in issuing such Letter of Credit, notwithstanding any subsequent notices to the Issuing Bank or the Administrative Agent, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section 5.2 hereof to be satisfied, any other knowledge of the Issuing Bank or the Administrative Agent, or any other event, condition or circumstance whatever.

  (d) Amendments. At the request of the Borrower from time to time, and subject to satisfaction of such conditions as the Issuing Bank may require, the Issuing Bank may amend, modify or supplement Letters of Credit, or waive compliance with any condition of issuance or payment, without the consent of, and without liability to, the Administrative Agent or any Lender, provided that, any such amendment, modification or supplement that extends the expiration date or increases the Letter of Credit Undrawn Availability of an outstanding Letter of Credit shall be subject to Section 3.2(b) hereof.

  3.3 Letter of Credit Participating Interests.

    (a) Generally. Concurrently with the issuance of each Letter of Credit, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender's Pro Rata share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Letter of Credit Participating Interest"). Amounts other than Letter of Credit Reimbursement Obligations and Letter of Credit Fees payable from time to time under or in connection with a Letter of Credit or a Letter of Credit Application shall be for the sole account of the relevant Issuing Bank. On any date that any Purchasing Lender becomes a party to this Agreement in accordance with Section 10.14 hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit shall be proportionately reallotted among the Lenders in accordance with their Pro Rata shares after such increase or purchase.

  (b) Obligations Absolute. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith (including in accordance with Section 3.2(c)(ii)), and its obligation to make the payments specified in Section 3.4 hereof, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

  3.4 Letter of Credit Drawings and Reimbursements.

    (a) Borrower's Reimbursement Obligation. The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.8(b) hereof, on the date and in the amount of each payment made by the Issuing Bank under any Letter of Credit, without notice, protest or demand, all of which are hereby waived. To the extent such payment is not timely made, the Borrower hereby agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand, interest on any Letter of Credit Unreimbursed Draws for each day from and including the date of such payment by such Issuing Bank until reimbursed in full (before and after judgment), in accordance with Section 2.8(c) hereof, at the rate per annum set forth in Section 2.8(c)(ii) hereof.

    (b) Payment by Lenders on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 3.4(a) hereof, the Issuing Bank will promptly notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Administrative Agent's close of business on the date such notice is given, each such Lender will pay to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Lender's Pro Rata share of the unreimbursed portion of such payment by the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Administrative Agent for the account of the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank's own account, for each day from and including the date of the Issuing Bank's payment to and including the date of payment to the Issuing Bank (before and after judgment) at the following rates per annum: (i) for each day from and including the date of such payment by the Issuing Bank to and including the second Business Day thereafter, at the Federal Funds Effective Rate for such day, and (ii) for each day thereafter, at the rate applicable to Letter of Credit Unreimbursed Draws under Section 3.4(a) hereof for such day.

    (c) Distributions to Participants. If, at any time, after the Issuing Bank has made a Letter of Credit Unreimbursed Draw and has received from any Lender such Lender's share of such Letter of Credit Unreimbursed Draw, the Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit Unreimbursed Draw, the Issuing Bank will promptly pay to the Administrative Agent, for the account of such Lender, such Lender's Pro Rata share of such payment or application.

    (d) Rescission. If any amount received by the Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Administrative Agent or the Issuing Bank, pay over to the Administrative Agent for the account of the Issuing Bank its Pro Rata share of such amount, together with its Pro Rata share of any interest or penalties payable with respect thereto.

  (e) Equalization. If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender's ratable share of the amount so received or applied.

  3.5 Obligations Absolute. The payment obligations of the Borrower under Section 3.4 hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances (other than wrongful payment by the Issuing Bank under a Letter of Credit which results solely from the gross negligence or willful misconduct of the Issuing Bank), including, without limitation, the following circumstances:

    (a) any lack of validity or enforceability of this Agreement, any Letter of Credit, any other Loan Document or any documents, instruments or agreements evidencing or otherwise relating to any obligation of the Borrower or Subsidiary of the Borrower secured or supported by any Letter of Credit;

    (b) the existence of any claim, setoff, defense or other right which the Borrower or any other Person may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

    (c) any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

    (d) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, or payment by the Issuing Bank under the Letter of Credit in any other circumstances in which conditions to payment are not met, except any such payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

    (e) any other event, condition or circumstance whatever which does not result solely from the gross negligence or willful misconduct of the Issuing Bank, whether or not similar to any of the foregoing.

    The Borrower bears the risk of, and neither the Issuing Bank, any of its directors, officers, employees or agents, nor any Lender, shall be liable or responsible for the use which may be made of any Letter of Credit, or acts or omissions of the beneficiary or any transferee in connection therewith.

  3.6 Further Assurances. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Bank more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder.

  3.7 Cash Deposit for Letters of Credit. (a) Cash Deposit for Letter of Credit Exposure in Certain Circumstances. To the extent that this Agreement or any other Loan Document requires a payment, prepayment or other application of funds to be made with respect to the Revolving Credit Loans, such provision shall be construed as follows: after payment in full of the outstanding Revolving Credit Loans (whether or not such payment would require the Borrower to pay any amount under Section 2.9(b) hereof), and the payment in full of all outstanding Letter of Credit Unreimbursed Draws, then, to the extent of the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Cash Account, an amount equal to the remainder of the amount so required to be paid by the Borrower shall immediately be paid by the Borrower to the Administrative Agent for deposit in the Letter of Credit Cash Account. In addition, the Borrower agrees that, without limitation of the foregoing or of any other provisions of this Agreement or the Loan Documents requiring collateral for the Letters of Credit or other Obligations in whole or in part, and without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if all of the Revolving Credit Loans become due and payable pursuant to Section 8.2 hereof, the Borrower shall immediately pay to the Administrative Agent, for deposit in the Letter of Credit Cash Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Cash Account. The Administrative Agent shall release funds in the Letter of Credit Cash Account to the Issuing Bank for payment of Letter of Credit Reimbursement Obligations constituting Letter of Credit Unreimbursed Draws, as and when the same become due and payable if and to the extent the Borrower fails to pay the same.

  (b) Letter of Credit Cash Account. The Administrative Agent shall maintain in its own name at its Office a deposit account (the "Letter of Credit Cash Account"), which shall bear interest (added to the deposit balance) in accordance with the Administrative Agent's ordinary practices for deposit accounts of like size and nature, over which the Administrative Agent shall have sole dominion and control, and the Borrower shall have no right to withdraw any funds deposited therein. The Administrative Agent shall deposit into the Letter of Credit Cash Account such funds as are required to be paid therein by Section 3.7(a). As security for the payment of the Obligations, the Borrower hereby grants, conveys, assigns, pledges, transfers to the Administrative Agent, and creates in the Administrative Agent's favor a continuing Lien on and security interest in, the Letter of Credit Cash Account, all amounts from time to time on deposit therein, all proceeds of the conversion, voluntary or involuntary, thereof into cash, instruments, securities or other property, and all other proceeds thereof. The Borrower hereby represents, warrants, covenants and agrees that such Lien shall at all times be valid and perfected, prior to all other Liens, and the Borrower shall take or cause to be taken such actions and execute and deliver such instruments and documents as may be necessary or, in the Administrative Agent's judgment, desirable to perfect or protect such Lien. The Borrower shall not create or suffer to exist any Lien on any amounts or investment held in the Letter of Credit Collateral Account other than the Lien in favor of the Administrative Agent granted under this Section.

  (c) Application of Funds. The Administrative Agent shall apply funds in the Letter of Credit Cash Account: (i) on account of Letter of Credit Reimbursement Obligations as and when the same become due and payable if and to the extent that the Borrower fails directly to pay the same, and (ii) if no Letter of Credit Reimbursement Obligations are due and payable, no Letters of Credit are outstanding and the balance of the Letter of Credit Cash Account exceeds the aggregate Letter of Credit Exposure, the excess shall be applied on account of the other Obligations secured hereby. If all Obligations (other than Obligations constituting contingent obligations under indemnification provisions which survive indefinitely, so long as no unsatisfied claim has been made under any such indemnification provision) have been paid in full in cash, all Commitments have terminated and all Letters of Credit have expired, promptly following demand by the Borrower the Administrative Agent shall release to the Borrower all remaining funds in the Letter of Credit Cash Account.

  3.8 Certain Provisions Relating to the Issuing Bank.

    (a) General. The Issuing Bank shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the

  Issuing Bank shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the other Lender Parties under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of any Lender Party or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Bank shall be under no obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Administrative Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

  (b) Administration. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender Party, such matter may be established by a certificate of the Borrower or such Lender Party, as the case may be, and the Issuing Bank may conclusively rely upon such certificate.

  (c) Indemnification of Issuing Bank by Lenders. Each Lender hereby agrees to reimburse and indemnify the Issuing Bank and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or the other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction secured or financed in whole or in part, directly or indirectly, with any Letter of Credit or the proceeds thereof, provided that, no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

  3.9 Existing Letters of Credit. The Issuing Bank has previously issued the letters of credit identified on Schedule 3.9 (the "Existing Letters of Credit"). Effective on the Closing Date (i) the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement and (ii) the Issuing Bank shall be deemed to have sold, and each other Lender shall be deemed to have purchased its Letter of Credit Participating Interest in each such Letter of Credit in accordance with Section 3.3(a) hereof.

  ARTICLE IV
  REPRESENTATIONS AND WARRANTIES

  The Borrower hereby represents and warrants to each Lender Party as follows:

  4.1 Corporate Status. The Borrower and each Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower and each Subsidiary of the Borrower has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. The Borrower and each Subsidiary of the Borrower is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except for matters that, individually or in the aggregate, are not likely to have a Material Adverse Effect.

  4.2 Corporate Power and Authorization. Each Loan Party has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to borrow and to cause Letters of Credit to be issued pursuant to the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary corporate action to authorize such borrowings and such issuances of Letters of Credit.

  4.3 Execution and Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party has been duly and validly executed and delivered by each Loan Party which is a party hereto or thereto, as the case may be. This Agreement and each such other Loan Document constitutes, and each other Loan Document when executed and delivered by the applicable Loan Party will constitute, the legal, valid and binding obligation of each Loan Party which is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

  4.4 Governmental Approvals and Filings. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary or advisable in connection with execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect or enforceability hereof or thereof.

  4.5 Absence of Conflicts. Neither the execution and delivery of any Loan Document by any Loan Party, nor consummation by any Loan Party of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by any Loan Party does or will

    (a) violate or conflict with any Law, or

    (b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any of property of the Borrower or any Subsidiary of the Borrower pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of the Borrower or any Subsidiary of the Borrower under or in connection with,

      (i) the articles of incorporation or bylaws (or other constituent documents) of the Borrower or any Subsidiary of the Borrower,

      (ii) any agreement or instrument creating, evidencing or securing any other Indebtedness or Guaranty Equivalents to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, or

  (iii) any other agreement or instrument or arrangement to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, except, in the case of clauses (ii) and (iii), for matters that, individually or in the aggregate, are not likely to have a Material Adverse Effect.

  4.6 Audited Financial Statements. The Borrower has heretofore furnished to the Administrative Agent and each Lender consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as of December 30, 2000, and December 29, 2001, and the related consolidated and consolidating statements of income, cash flows and changes in stockholders' equity for the fiscal years then ended, as examined and reported on by Ernst & Young LLP, independent certified public accountants for the Borrower, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the end of each such fiscal year and the results of their operations and their cash flows for the fiscal years then ended, all in conformity with GAAP.

  4.7 Interim Financial Statements. The Borrower has heretofore furnished to the Administrative Agent and each Lender interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of each of the first two fiscal quarters of the fiscal year ending in December, 2002, together with the related consolidated statements of income, cash flows and changes in stockholders' equity for the applicable fiscal periods ending on each such date. Such financial statements (including the notes thereto) present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the end of each such fiscal quarter and the results of their operations and their cash flows for the fiscal periods then ended, all in conformity with GAAP (except to the extent set forth in the notes to said financial statements), subject to normal and recurring yearend audit adjustments, and except that such financial statements do not contain all of the footnote disclosures required by GAAP.

  4.8 Absence of Undisclosed Liabilities. As of the date of this Agreement, neither the Borrower nor any Subsidiary of the Borrower has any liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), except (a) as disclosed in the financial statements referred to in Sections 4.6 and 4.7 hereof or on Schedule 4.22 hereto, (b) matters that, individually or in the aggregate, are not likely to have a Material Adverse Effect, and (c) liabilities, obligations, commitments and losses incurred after December 29, 2001, in the ordinary course of business and consistent with past practices.

  4.9 Absence of Material Adverse Changes. Since December 29, 2001, there has been no material adverse change in the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.

  4.10 Projections. The Borrower has furnished to the Administrative Agent and each Lender projections prepared by the Borrower demonstrating the projected consolidated operating cash flows and sources and uses of funds of the Borrower and its consolidated Subsidiaries, for Fiscal Year ending in December 2002. Such projections were prepared on the basis of assumptions and estimates which, as of the date of preparation thereof and as of the date hereof, are believed by the Borrower to be reasonable, are made in good faith, and represent the Borrower's best judgment as to such matters. Nothing has come to the attention to the Borrower which would lead the Borrower to believe that such projections are not reasonable. Nothing contained in this Section shall constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

  4.11 Solvency. On and as of the Closing Date and after giving effect to all Loans and other obligations and liabilities being incurred on such date in connection therewith, and on the date of each subsequent Loan or other extension of credit hereunder and after giving effect to application of the proceeds thereof in accordance with the terms of the Loan Documents, each Loan Party is and will be Solvent.

  4.12 Accurate and Complete Disclosure. All factual information (taken as a whole) heretofore, contemporaneously or hereafter provided (orally or in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby (other than the projections referred to in Section 4.10, as to which no representation is made in this Section 4.12) is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by the Administrative Agent or such Lender, as the case may be) and does not or will not (as the case may be) omit to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances in which it was provided. Each Loan Party has disclosed to the Administrative Agent and each Lender in writing every fact or circumstance known to such Loan Party which has, or which cannot reasonably be expected not to have, a Material Adverse Effect.

  4.13 Margin Regulations. No part of the proceeds of any Loan hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, or to extend credit to others for the purpose of buying or carrying any "margin stock". Neither any Loan Party nor any Subsidiary of any Loan Party is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock". Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

  4.14 Subsidiaries. Schedule 4.14 hereof states as of the date hereof the authorized capitalization of each Subsidiary of the Borrower, the number of shares of each class of capital stock issued and outstanding of each such Subsidiary, and the number and percentage of outstanding shares of each such class of capital stock owned by the Borrower and by each Subsidiary. The outstanding shares of each Subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, each Loan Party owns beneficially and of record and has good title to all of the shares it is listed as owning in such Schedule 4.14, free and clear of any Lien. There are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate any Subsidiary to issue any shares of its capital stock or any other securities.

  4.15 Partnerships, etc. As of the date of this Agreement, neither the Borrower nor any Subsidiary of the Borrower is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower or such Subsidiary has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except for (a) capital stock of Subsidiaries referred to in Section 4.14 hereof, and (b) equity investments now existing or hereafter acquired as permitted under Section 7.5.

  4.16 Litigation. There is no pending or (to the Borrower's knowledge after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, except for (a) matters set forth in Schedule 4.16 hereof, (b) matters described in the financial statements referred to in Section 4.6 hereof, and (c) matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  4.17 Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

  4.18Absence of Other Conflicts. Neither the Borrower nor any Subsidiary of the Borrower is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

    (a) any Law,

    (b) its articles of incorporation or by-laws (or other constituent documents), or

    (c) any agreement or instrument or arrangement to which it is party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound except in the case of clauses (a) and (c) for matters that, individually or in the aggregate, are not likely to have a Material Adverse Effect.

  4.19 Insurance. The Borrower and each Subsidiary of the Borrower maintains, with insurers it reasonably believes to be financially sound and reputable, insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

  4.20 Title to Property. The Borrower and each Subsidiary of the Borrower has good and marketable title to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.6 hereof or submitted pursuant to Section 6.1(a) hereof, as the case may be, except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet or, after the Closing Date, as otherwise permitted by the Loan Documents, in each case free and clear of all Liens, other than Permitted Liens.

  4.21 Intellectual Property. The Borrower and each Subsidiary of the Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.

  4.22 Taxes. All tax and information returns required to be filed by or on behalf of the Borrower or any Subsidiary of the Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary of the Borrower or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for taxes have been made on the books of the Borrower and each Subsidiary of the Borrower. The reserves and provisions for taxes on the books of the Borrower and each Subsidiary of the Borrower are adequate for all open years and for its current fiscal period. Except as set forth on Schedule 4.22 hereto, neither the Borrower nor any Subsidiary of the Borrower knows of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against). The federal, state and local corporate income and franchise tax liabilities of the Borrower and each of its Subsidiaries have been finally determined by the Internal Revenue Service and other relevant taxing authorities, or the time for audit has expired, for all fiscal periods ending on or prior to December 28, 1996, and all such liabilities (including all deficiencies assessed following audit) have been satisfied. Neither the Borrower nor any Subsidiary of the Borrower has at any time filed a consolidated tax return with any Person other than the Borrower and its Subsidiaries.

  4.23 Employee Benefit Plans. Schedule 4.23 hereto sets forth a true, complete and correct list of all Plans. Except as set forth on Schedule 4.23 hereto, (a) none of the Borrower, any Subsidiary or any ERISA Affiliate currently contributes to, or is currently obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan and (b) no fact, including but not limited to any Reportable Event, exists, to the Borrower's knowledge, in connection with any Plan which fact may constitute grounds for termination of any such Plan by the PBGC pursuant to Sections 4042(a) (1), (2) or (3) of ERISA or for the appointment by the appropriate United Stated District Court of a trustee to administer any Plan. To the best of the Borrower's knowledge, each Plan has been maintained and administered in all material respects in compliance with ERISA and the Code, and the Borrower, each Subsidiary and each ERISA Affiliate is in compliance with the provisions of ERISA and the Code relating to minimum funding requirements for all Plans. To the best of the Borrower's knowledge, none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred any material liability to the PBGC with respect to any Plan. No Prohibited Transaction exists or will exist with respect to any Plan upon the execution, delivery and performance of the Loan Documents by the Loan Parties for which a statutory or administrative exemption is not available under Section 408 of ERISA or Section 4975 of the Code, which Prohibited Transaction is likely to have a Material Adverse Effect.

  4.24 Environmental Compliance. Except as otherwise specifically disclosed in Schedule 4.24, and except to the extent that any deviation from any representation set forth in this Section 4.24 would not be likely to result in a Material Adverse Effect:

    (a) The Borrower and each of its Subsidiaries are, and all real property owned or leased by any of them is, in compliance with applicable Environmental Laws;

    (b) To the knowledge of any Responsible Officer, there have not been any releases of any Hazardous Substances from or to any real property owned or leased by the Borrower or any Subsidiary, nor have any Hazardous Substances been used, generated, treated, stored or disposed of on such real property, except in compliance with applicable Environmental Laws; and

    (c) To the knowledge of any Responsible Officer, no Hazardous Substances have been or are being used, generated, treated, stored, transported or disposed of by the Borrower or any Subsidiary except in compliance with applicable Environmental Laws.

  4.25 Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

  ARTICLE V
  CONDITIONS OF LENDING

  5.1 Conditions to Initial Loans. The obligation of each Lender to make Loans on the Closing Date and of the Issuing Bank to issue any Letter of Credit on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit, of the following conditions precedent, in addition to the conditions precedent set forth in Section 5.2 hereof:

    (a) Agreement; Notes. The Administrative Agent shall have received an executed counterpart of this Agreement for each Lender, duly executed by the Borrower, and executed Revolving Credit Notes, conforming to the requirements hereof, duly executed on behalf of the Borrower.

  (b) Subsidiary Guaranty. The Administrative Agent shall have received, with a copy for each Lender, a Guaranty and Suretyship Agreement substantially in the form of Exhibit C hereto (as amended, modified or supplemented from time to time, the "Subsidiary Guaranty"), duly executed on behalf of each Subsidiary of the Borrower named on the signature pages thereto.

  (c) Corporate Proceedings. The Administrative Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of each Loan Party dated as of the Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of each Loan Party in effect on such date (which, in the case of articles of incorporation or other constituent documents filed or required to be filed with the Secretary of State or other Governmental Authority in its jurisdiction of incorporation, shall be certified to be true, correct and complete by such Secretary of State or other Governmental Authority not more than 30 days before the Closing Date), (ii) true copies of all corporate action taken by each Loan Party relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of each Loan Party executing this Agreement and the other Loan Documents to which such Loan Party is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary.

  (d) Legal Opinion of Counsel to the Loan Parties. The Administrative Agent shall have received, with an executed counterpart for each Lender, opinions addressed to the Administrative Agent and each Lender, dated the Closing Date, of Paul, Weiss, Rifkind, Wharton & Garrison and Pepper Hamilton LLP, counsel to the Loan Parties.

  (e) Certificates of Insurance. The Administrative Agent shall have received insurance certificates evidencing the Borrower's insurance coverage.

  (f) Fees, Expenses, etc. All fees and other compensation required to be paid to the Administrative Agent or the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

  (g) Additional Matters. The Administrative Agent shall have received such other certificates, opinions, documents and instruments as may be reasonably requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent.

  5.2 Conditions to All Loans. The obligation of each Lender to make any Loan and of the Issuing Bank to issue Letters of Credit after the Closing Date is subject to performance by each of the Loan Parties of their respective obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan and to satisfaction of the following further conditions precedent:

    (a) Notice. Notice with respect to such Loan or Letter of Credit shall have been given by the Borrower as provided in Article II or Article III hereof.

    (b) Representations and Warranties. Each of the representations and warranties made by the Borrower and each Loan Party herein and in each other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct as of such earlier date), both before and after giving effect to the Loans requested to be made on such date and Letters of Credit requested to be issued on such date; provided, the representations and warranties in Sections 4.10 need be true and correct only as of the Closing Date.

  (c) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made or Letters of Credit requested to be issued on such date.

  (d) No Violations of Law, etc. Neither the making nor use of the Loans or Letter of Credit, as the case may be, shall cause any Lender or the Issuing Bank to violate or conflict with any Law.

  Each request by the Borrower for any Loan or Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 5.2 have been satisfied as of the date of such request. Failure of the Administrative Agent to receive notice from the Borrower to the contrary before such Loan is made or such Letter of Credit is issued shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 5.2 have been satisfied as of the date such Loan is made or such Letter of Credit is issued.

  ARTICLE VI
  AFFIRMATIVE COVENANTS

  The Borrower hereby covenants to the Administrative Agent and each Lender as follows:

  6.1 Basic Reporting Requirements.

    (a) Annual Audit Reports. As soon as practicable, and in any event within 90 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Administrative Agent, with a copy for each Lender, consolidated and consolidating statements of income, cash flows and changes in stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal year and a consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall be accompanied by a report of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Required Lenders. Such report shall be free of exceptions or qualifications not acceptable to the Required Lenders and in any event shall be free of any exception or qualification which is of "going concern" or like nature or which relates to a limited scope of examination. Such report in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly in all material respects the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP.

    (b) Quarterly Reports. As soon as practicable, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Administrative Agent, with a copy for each Lender, unaudited consolidated statements of income, cash flows and changes in stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated and consolidating balance sheets, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial position of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring yearend audit adjustments.

  (c) Additional Quarterly Reporting. The Borrower shall deliver to the Administrative Agent, with a copy for each Lender, concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section 5.1:

    (a) a compliance certificate in substantially the form attached hereto as Exhibit D, duly completed and signed by a Responsible Officer of the Borrower, and

    (b) the Borrower's "sales per square foot" reports, in form reasonably satisfactory to the Administrative Agent and "same store sales" reports, in substantially the form currently included in the Borrower's SEC filings.

  (d) Certain Other Reports and Information. Promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Administrative Agent, with a copy for each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange and (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its bondholders or the financial community generally.

  (e) Further Information. The Borrower will promptly furnish to the Administrative Agent, with a copy for each Lender, a copy of the executive summary (and related financial projections) of Borrower's operating budget for each Fiscal Year (which shall in any event be furnished not later than the last day of the immediately prior Fiscal Year) and such other information and in such form as the Administrative Agent or any Lender may reasonably request from time to time.

  (f) Notice of Certain Events. Promptly upon becoming aware of any of the following, the Borrower shall give the Administrative Agent notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower:

    (i) Any Event of Default or Potential Default.

    (ii) Any material adverse change in the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.

    (iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, except for matters that if adversely decided, individually or in the aggregate, would not have a Material Adverse Effect.

    (iv) Any material violation, breach or default by the Borrower or any Subsidiary of the Borrower or by any other party of or under any agreement or instrument material to the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.

    (v) Any Reportable Event (other than Reportable Events for which the thirty (30) day advance notice requirement to the PBGC has been waived pursuant to PBGC Regulation 29 C.F.R. 2615.1 et seq.) regarding any of the Plans and any action which is proposed to be taken with respect thereto. In addition, the Borrower shall send to the Administrative Agent, (A) if so requested by any Lender, copies of each annual and other report with respect to each Plan filed with the United States Secretary of Labor or the PBGC and (B) promptly after receipt thereof, a copy of any notice the Borrower, any Subsidiary or any ERISA Affiliate may receive relating to any Prohibited Transaction or the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan or assessing any Withdrawal Liability with respect to any Multiemployer Plan or any liability under Section 412 of the Internal Revenue Code or under Sections 302, 4062, 4063 or 4064 of ERISA.

  (g) Visitation; Verification. The Borrower shall permit such Persons as the Administrative Agent or any Lender may designate from time to time to visit and inspect any of the properties of the Borrower and of any Subsidiary, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective Responsible Officers and directors, at such times, upon reasonable advance notice, and as often as the Administrative Agent or any Lender may reasonably request. The Borrower hereby authorizes such Responsible Officers and directors to discuss with the Administrative Agent or any Lender the affairs of the Borrower and its Subsidiaries.

  6.2 Insurance. The Borrower shall, and shall cause each Subsidiary to, (a) maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated, and (b) furnish to each Lender from time to time upon request copies of the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as such Lender may request.

  6.3 Payment of Taxes and Other Potential Charges and Priority Claims. The Borrower shall, and shall cause each Subsidiary to, pay or discharge

    (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

    (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

    (c) on or prior to the date when due, all other lawful claims which, if unpaid, would result in the creation of a Lien upon any such property or which, if unpaid, would give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

    provided that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced the Borrower or such Subsidiary need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

  6.4 Preservation of Corporate Status. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its status as a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and to be duly qualified to do business as a foreign corporation or other entity and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except for matters that, individually or in the aggregate, are not likely to have a Material Adverse Effect.

  6.5 Governmental Approvals and Filings. The Borrower shall, and shall cause each Subsidiary to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

  6.6 Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

  6.7 Avoidance of Other Conflicts. The Borrower shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

                        (a) any Law, or

                        (b) its articles of incorporation of by-laws (or other constituent documents), or

                   (c) any agreement or instrument to which it is a party or by which it or any of its property is bound,

  except, in the case of clauses (a) and (c), for matters that are not likely, individually or in the aggregate, to have a Material Adverse Effect.

  6.8. Financial Accounting Practices. The Borrower shall, and shall cause each Subsidiary of the Borrower to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

  6.9. Continuation of or Change in Business. The Borrower and each of its Subsidiaries shall continue to engage in the primary businesses they engage in during the present and preceding fiscal year, and the Borrower shall not, and shall not permit any Subsidiary of the Borrower to, engage in any unrelated business.

  6.10 Use of Proceeds. The Borrower shall apply the proceeds of all Loans hereunder only for working capital, capital expenditures and general corporate purposes. The Borrower shall not use the proceeds of any Loans hereunder directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.13 hereof, or inconsistent with any other provision of any Loan Document.

  6.11 Environmental Matters. The Borrower shall, and shall cause its Subsidiaries to:

  (a) comply with all Environmental Laws, the noncompliance with which would be likely to result in a Material Adverse Effect;

(b) inspect real property that is owned or leased by them at a frequency appropriate to maintain compliance with item (a) above;

(c) employ appropriate technology, where necessary, to maintain compliance with applicable Environmental Laws; and

  (d) remediate or cause to be remediated any unlawful release of, unlawful contamination by or other unlawful presence of Hazardous Substances found on real property owned or leased by any of them, in a timely manner and in accordance with (and at the least to the extent required by) applicable Environmental Laws and directives of any Governmental Authority having authority over such remediation.

  ARTICLE VII
  NEGATIVE COVENANTS

  The Borrower hereby covenants to the Administrative Agent and each Lender as follows:

  7.1 Financial Covenants.

    (a) Minimum Consolidated Net Worth. The Borrower shall not permit Consolidated Net Worth at any time to be less than $488,000,000.00 plus 50% of cumulative Consolidated Net Income for all fiscal quarters ending after June 29, 2002 and prior to the date of determination; provided that, if Consolidated Net Income for any such fiscal quarter is negative, cumulative Consolidated Net Income shall not be reduced.

    (b) Fixed Charge Coverage Ratio. The Borrower shall not permit its Fixed Charge Coverage Ratio to be less than 1.75 to 1 at the end of any Fiscal Quarter.

  7.2 Liens. The Borrower shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Lien on any of its property (now owned or hereafter acquired), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following ("Permitted Liens"):

    (a) Liens existing on the date hereof securing obligations existing on the date hereof, as such Liens and obligations are listed in Schedule 7.2 hereto; and Liens securing successor Indebtedness incurred to refinance predecessor Indebtedness secured by Liens allowed under this subsection (a); provided that, in each case, the successor Indebtedness is an obligation of the same Person subject to the predecessor Indebtedness and is not greater than (and is not otherwise on terms materially less advantageous to the Borrower (in the Borrower's reasonable judgment exercised in good faith) than) the predecessor Indebtedness immediately before such refinancing, and the Lien securing the successor Indebtedness does not extend to any property other than that subject to the Lien securing the predecessor Indebtedness immediately before such refinancing;

    (b) Liens arising from taxes, assessments, charges or claims described in Section 6.3 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 6.3;

    (c) The Lien in favor of the Administrative Agent contemplated by Section 3.7 hereof and deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

  (d) (i) Liens by a Borrower or Subsidiary on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing in property at the time of purchase thereof by the Borrower or a Subsidiary, provided, that: (A) such Lien is created before or substantially simultaneously with the purchase of such property by the Borrower or such Subsidiary, (B) such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof, and (C) the aggregate amount secured by all such Liens on any particular property at the time purchased by the Borrower or such Subsidiary, as the case may be, shall not exceed 100% of the purchase price of such property ("purchase price" for this purpose including the amount secured by each such Lien thereon whether or not assumed), and (ii) Liens arising under Capital Leases; provided that, the aggregate outstanding principal amount of all Indebtedness secured by Liens described in this Section 7.2(d) shall not exceed $20,000,000 at any time;

  (e) Zoning restrictions, easements, minor restrictions (including reservations, covenants and rights of way) on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary;

  (f) Liens arising out of attachments, judgments or awards against the Borrower or any of its Subsidiaries with respect to which the Borrower or Subsidiary is engaged in proceedings for review or appeal and with respect to which the Borrower or such Subsidiary shall have secured within thirty days of the attachment of such claims a stay of execution pending such proceedings for review or appeal;

  (g) Landlords', mechanics', carriers', workmen's, warehousemen's, materialmen's, repairmen's liens, statutory liens of banks and rights of set off, or other like Liens incurred in the ordinary course of business in respect of obligations which are not overdue or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor or making deposits to obtain the release of such Liens; and

  (h) Liens on the property of a Person at the time such Person became a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary, but only for a period of not more than thirty days after consummation of such acquisition, merger of consolidation, and only if such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation, do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Borrower or such Subsidiary, and do not, for all Liens otherwise permitted by this clause (h) secure obligations in excess of $20,000,000 in the aggregate.

"Permitted Lien" shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law.

  7.3 Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except

    (a) Indebtedness to the Lender Parties pursuant to this Agreement and the other Loan Documents;

    (b) Indebtedness existing on the date hereof and listed on Schedule 7.3(b) attached hereto and refinancings and renewals thereof; provided, that the successor Indebtedness is not greater than (and is not otherwise on terms materially less advantageous to the Borrower (in the Borrower's reasonable judgment exercised in good faith) than) the Indebtedness being refinanced or renewed;

  (c) Indebtedness consisting of trade payables incurred in the ordinary course of business;

  (d) Indebtedness consisting of Guaranty Equivalents permitted by Section 7.4;

  (e) Indebtedness due the Borrower or any Subsidiary incurred in the ordinary course of business;

  (f) Additional Indebtedness in respect of, or incurred to finance, the purchase price of property and under Capital Leases in an aggregate principal amount not in excess of $20,000,000 at any one time outstanding; and

  (g) Additional Indebtedness in an aggregate principal amount not in excess of $20,000,000 at any one time outstanding.

  7.4 Guaranties, Indemnities, etc. The Borrower shall not, and shall not permit any Subsidiary to, be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

    (a) The Subsidiary Guaranty;

    (b) Guaranties existing on the date hereof and listed in Schedule 7.4 hereto and refinancings and renewals thereof that do not increase the amount covered thereby;

    (c)Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

    (d) Indemnities by the Borrower or any Subsidiary of the liabilities of its directors or officers in their capacities as such as permitted by Law;

    (e) Indemnification provisions (other than with respect to Indebtedness) contained in contracts for transactions not otherwise prohibited hereby which are customarily included in contracts for similar transactions; and

    (f) Guaranties by Subsidiaries of the Borrower of Indebtedness described in Section 7.3(g) hereof.

  7.5Loans, Advances and Investments. The Borrower shall not, and shall not permit any Subsidiary to, at any time make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

  (a) Loans and investments existing on the date hereof and listed in Schedule 7.5 hereof;

  (b) Receivables owing to the Borrower or any Subsidiary arising from sales of inventory or services in the ordinary course of business and loans and advances extended by the Borrower or any Subsidiary to subcontractors or suppliers under usual and customary terms in the ordinary course of business;

(c) The capital stock of a Subsidiary owned on the date hereof and listed on Schedule 4.14 hereto; loans, advances and capital contributions from the Borrower to its Subsidiaries; and loans and advances from a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower;

(d) Acquisitions of Subsidiaries permitted by Section 7.9; provided, that on the date of acquisition the Subsidiary becomes a party to the Subsidiary Guaranty in accordance with Section 5.12 of the Subsidiary Guaranty;

(e) Cash Equivalent Investments;

(f) Investments in marketable securities such as stocks, bonds, note or other securities, provided that the aggregate cost of such investments at any time outstanding (including for this purpose the cost of any investment written off) does not exceed $50,000,000;

(g) advances to employees in connection with relocation expenses in the ordinary course of business;

(h) advances to employees in an aggregate principal amount not exceeding $500,000 at any time outstanding; and

(i) securities issued on account of claims against a supplier or customer in the bankruptcy of such supplier or customer.

  7.6 Restricted Stock Repurchases. From and after the Closing Date the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly through a Subsidiary or otherwise, declare, order, pay, make or set aside any sum or property for any Restricted Stock Repurchases, except that, if no Event of Default or Potential Default shall have occurred and be continuing, and if no such Event of Default or Potential Default would exist after giving effect to the following, then the Borrower may make Restricted Stock Repurchases so long as the aggregate amount of all such repurchases after June 29, 2002, does not exceed $40,000,000.

  7.7 Disposal of Assets. The Borrower shall not and shall not permit any Subsidiary to, abandon, sell, lease or otherwise dispose of any part of its assets (including shares of stock of the Subsidiaries held by the Borrower) except:

    (a) The Borrower or its Subsidiaries may sell or otherwise dispose of inventory, equipment, other tangible assets and intellectual property in the ordinary course of business;

    (b) The Borrower and its Subsidiaries may dispose of equipment which is obsolete or no longer useful in the business of the Borrower and its Subsidiaries (as determined by the Borrower in good faith);

    (c) Subsidiaries of the Borrower may sell, transfer or lease their assets to the Borrower or to another Subsidiary; and

    (d) The Borrower and its Subsidiaries may sell or otherwise dispose of assets, including shares of stock of a Subsidiary constituting all or less than a majority of the shares of a Subsidiary, for cash if the aggregate cash proceeds received for all such sales during the term of this Agreement do not exceed 10% of the book value of the Consolidated Assets of the Borrower and its Subsidiaries as of June 29, 2002.

  7.8 Limitation on Mergers, Consolidations and Dissolutions. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (x) merge with or into or consolidate with any other Person, (y) liquidate, wind-up, dissolve or divide, or (z) agree, become or remain liable (contingently or otherwise) to do any of the foregoing; provided, that:

    (a) any Subsidiary may merge into or consolidate with or liquidate into the Borrower so long as the Borrower is the surviving entity;

    (b) any wholly-owned Subsidiary may merge into or consolidate with or liquidate into any other wholly-owned Subsidiary;

    (c) the Borrower or a Subsidiary may effect any acquisition permitted by Section 7.9 by means of a merger or consolidation, provided, that if the resulting entity is not an existing Subsidiary, such entity shall become a Subsidiary Guarantor in accordance with Section 5.12 of the Subsidiary Guaranty; and

    (d) any Subsidiary may merge into or consolidate with a third party in connection with a sale permitted by Section 7.7(d).

  7.9 Capital Expenditures; Acquisitions. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (a) acquire all or any substantial portion of the stock or assets of any going concern or line of business, or (b) make Consolidated Capital Expenditures; except the Borrower or a Subsidiary may make such acquisitions for cash and may make Consolidated Capital Expenditures, so long as the sum of the aggregate cash purchase price paid for all such acquisitions during any Fiscal Year and all Consolidated Capital Expenditures made during such Fiscal Year does not exceed $100,000,000.

  7.10 SaleLeasebacks. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time enter into or permit to remain in effect any transaction to which the Borrower or any Subsidiary of the Borrower is a party involving the sale, transfer or other disposition by the Borrower or any Subsidiary of the Borrower of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except sale-leaseback transactions that would have been permitted by Sections 7.2 and 7.3, if structured as secured loans or as Capitalized Leases.

  7.11 Dealings with Affiliates. Except for agreements, arrangements and contracts existing on the Closing Date and described on Schedule 7.11 hereto, the Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or Advance to, or enter into, permit to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower (other than a wholly-owned Subsidiary of the Borrower), directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, (it being understood that dividends paid on capital stock shall be deemed not to be "transactions" for purposes of this Section 7.11), except:

  (a) Directors, officers, employees and consultants of the Borrower or any Subsidiary of the Borrower may be compensated for services rendered in such capacity to the Borrower or such Subsidiary of the Borrower; provided that, (i) such compensation is in good faith and on terms no less favorable to the Borrower or such Subsidiary of the Borrower than those that could have been obtained in a comparable transaction with an unrelated third party, and (ii) in the case of compensation in excess of $100,000 per annum for any individual, the board of directors of the Borrower (including a majority of the directors having no direct or indirect interest in such transaction) approve any such transaction occurring after the Closing Date;

(b) Restricted Stock Purchases permitted by Section 7.6 hereof;

(c) Stock option plans, restricted stock plans and other officer, director and employee benefit plans and arrangements approved by the board of directors of the Borrower (including a majority of the directors having no direct or indirect interest in such transaction); and

(d) Transactions between the Borrower and its Subsidiaries, on the one hand and Affiliates of the Borrower, on the other hand; provided that, (i) such transactions are entered into in good faith and on terms no less favorable to the Borrower or such Subsidiary of the Borrower than those that could have been obtained in a comparable transaction with an unrelated third party, and (ii) the board of directors of the Borrower (including a majority of the directors having no direct or indirect interest in such transaction) approve any such transaction occurring after the Closing Date.

  7.12 Limitation on Certain Benefit Liabilities. The Borrower shall not, and shall not permit any Subsidiary of the Borrower, or any ERISA Affiliate to, become subject to Benefit Exposures in an amount that in the aggregate for all such Persons could reasonably be expected to have a Material Adverse Effect. As used herein, the term "Benefit Exposures" shall mean the sum of the maximum potential liabilities (direct, contingent or other) of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate in connection with the following: (a) withdrawal liability (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan, whether or not such liability has yet been triggered as a result of a withdrawal; (b) the "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under any Plan subject to Title IV of ERISA and maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, whether or not such liability has yet been triggered as a result of a termination of such Plan; (c) excise taxes assessed in connection with all of the above or otherwise in connection with any Plan maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (d) Postretirement Benefit Obligations; (e) any other liability (contingent or other) in connection with a Plan maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate or Multiemployer Plan which gives rise to a material risk of a Lien attaching to assets of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate without regard to any minimum amount required by Law to cause such Lien to attach, which has not been previously vacated, fully discharged or satisfied; and (f) any liability (contingent or other) in connection with a Plan not maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of which the Borrower has knowledge and which gives rise to a material risk of a Lien attaching to the assets of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate without regard to any minimum amount required by Law to cause such Lien to attach, which has not been previously vacated, fully discharged or satisfied.

  7.13 Consolidated Tax Return. The Borrower shall not, and shall not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Borrower and its Subsidiaries.

  7.14 Fiscal Year. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its Fiscal Year or Fiscal Quarters.

  7.15 Limitation on Other Restrictions on Dividends by Subsidiaries, etc. The Borrower shall not permit any Subsidiary to be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of such Subsidiary, or otherwise) on the right of such Subsidiary from time to time to (a) declare and pay dividends with respect to capital stock owned by the Borrower or any Subsidiary, (b) pay any indebtedness, obligations or liabilities from time to time owed to the Borrower or any Subsidiary, (c) make loans or advances to the Borrower or any Subsidiary, or (d) transfer any of its properties or assets to the Borrower or any Subsidiary, except:

  (i) Legal restrictions of general applicability under the corporation law under which such Subsidiary is incorporated, and fraudulent conveyance or similar laws or general applicability for the benefit of creditors of such Subsidiary generally; and

  (ii) With respect to clause (d) above: (A) non-assignment provisions of any executory contract or of any lease by the Borrower or such Subsidiary as lessee, and (B) restrictions on transfer of property subject to a Permitted Lien for the benefit of the holder of such Permitted Lien.

  7.16 Limitation on Other Restrictions on Amendment of the Loan Documents, etc. The Borrower shall not, and shall not permit any Subsidiary to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which either of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound (other than the Loan Documents) that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents.

  7.17 Limitation on Other Restrictions on Liens. The Borrower shall not, and shall not permit any Subsidiary to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such subsidiary is a party or by which either of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit the grant of any Lien upon any of its properties (now owned or hereafter required); except:

    (a) The Loan Documents;

    (b) Restrictions in documents evidencing the Indebtedness permitted by Sections 7.3(f) and (g) or the Guaranty Equivalents permitted by Section 7.4(f); and

    (c) Restrictions pursuant to non-assignment provisions of any executory contract or of any lease by the Borrower or such Subsidiary as lessees, and restrictions on granting Liens on property subject to a Permitted Lien for the benefit of the holder of such Permitted Lien.

    ARTICLE VIII
    DEFAULTS

    8.1 Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

      (a) The Borrower shall fail to pay when due principal of any Loan, any Letter of Credit Reimbursement Obligation or any required cash deposit pursuant to Section 3.7.

      (b) Any Loan Party shall fail to pay when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document and such failure shall have continued for a period of five Business Days.

      (c) Any representation or warranty made or deemed made by any Loan Party in or pursuant to or in connection with any Loan Document, or any statement made by any Loan Party in any financial statement, certificate, report, exhibit or document furnished by any Loan Party to the Administrative Agent or any Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

  (d) The Borrower shall default in the performance or observance of any covenant contained in Article VII hereof or any of the covenants contained in Section 3.7 or 6.1(f)(i) hereof.

  (e) Any Loan Party shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 6.1 hereof (other than as referred to in subsection (f)(i) thereof) such default shall have continued for a period of ten days and (ii) in the case of any other default such default shall have continued for a period of 30 days after notice thereof from the Administrative Agent to the Borrower.

  (f) Any Cross-Default Event shall occur with respect to any Cross-Default Obligation. As used herein, "Cross-Default Obligation" shall mean any Indebtedness or set of related Indebtedness of the Borrower or any Subsidiary in excess of $10,000,000 in aggregate principal amount. As used herein, "Cross-Default Event" with respect to a Cross-Default Obligation shall mean the occurrence of any default, event or condition which causes or which would permit any Person or Persons to cause all or any part of such Cross-Default Obligation to become due (by acceleration, mandatory prepayment or repurchase, or otherwise) before its otherwise stated maturity, or failure to pay all or any part of such Cross-Default Obligation at its stated maturity.

  (g) One or more judgments for the payment of money shall have been entered against the Borrower or any Subsidiary, which judgment or judgments in the aggregate exceed by at least $10,000,000 in the aggregate and such judgment or judgments shall have remained undischarged and unstayed for a period of 60 consecutive days.

  (h) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process which exceed $10,000,000 in the aggregate shall have been issued against the Borrower or any Subsidiary or any of their respective properties and shall have remained undischarged and unstayed for a period of 60 consecutive days.

  (i) Any Loan Document or term or provision thereof shall cease to be in full force and effect (except in accordance with the terms thereof), or any Loan Party shall, or shall purport to, terminate, revoke, repudiate, declare voidable or void or otherwise contest, any Loan Document or term or provision thereof or any obligation or liability of any Loan Party thereunder.

  (k) Any Plan shall be terminated by the PBGC where the assets of such Plan are insufficient to cover benefits guaranteed by the PBGC; a trustee shall be appointed by an appropriate Governmental Authority to administer any Plan or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; a notice assessing Withdrawal Liability with respect to any Multiemployer Plan or any liabilities under Section 412 of the Code or under Sections 302, 4062, 4063 or 4064 of ERISA shall have been received by the Borrower, any Subsidiary or any ERISA Affiliate; and the aggregate liabilities of the Borrower, any of its Subsidiaries and/or any ERISA Affiliate which would result from any of the foregoing are in excess of $10,000,000.

  (k) A Change of Control shall have occurred.

  (l) A proceeding shall have been instituted in respect of the Borrower or any Subsidiary of the Borrower

    (i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, windingup, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

  (ii) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of sixty consecutive days.

  (m) The Borrower or any Subsidiary of the Borrower shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its or his business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.1(l)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.1(l)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, windup, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

  8.2 Consequences of an Event of Default.

    (a) If an Event of Default specified in subsections (a) through (k) of Section 8.1 hereof shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Administrative Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder and the Issuing Bank shall be under no further obligation to issue Letters of Credit hereunder, and the Administrative Agent, upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following:

      (i) Declare the Commitments terminated, whereupon the Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

      (ii) Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations (including the obligation to deposit cash under Section 3.7) to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

    (b) If an Event of Default specified in subsection (l) or (m) of Section 8.1 hereof shall occur or exist, then, in addition to all other rights and remedies which the Administrative Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans and the Issuing Bank shall be under no further obligation to issue Letters of Credit, and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations (including the obligation to deposit cash under Section 3.7) shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

  ARTICLE IX
  THE AGENT

  9.1 Appointment. Subject to Section 9.10, each Lender Party hereby irrevocably appoints Mellon Bank, N.A. to act as Administrative Agent for such Lender Party under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on behalf of such Lender Party under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. hereby agrees to act as Administrative Agent on behalf of the Lender Parties on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 9.10 hereof. Each Lender Party hereby irrevocably authorizes the Administrative Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Administrative Agent. Each Lender Party agrees that the rights and remedies granted to the Administrative Agent under the Loan Documents shall be exercised exclusively by the Administrative Agent, and that no Lender Party shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

  9.2 General Nature of Administrative Agent's Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

    (a) The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Administrative Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

    (b) The duties and responsibilities of the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship in respect of any Lender Party.

    (c) The Administrative Agent is and shall be solely the Administrative Agent of the Lender Parties. The Administrative Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Loan Party or any other Person (except only for its relationship as Administrative Agent for, and its express duties and responsibilities to, the Lender Parties as provided in this Agreement and the other Loan Documents).

    (d) The Administrative Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Administrative Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified.

  9.3 Exercise of Powers. The Administrative Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Administrative Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Administrative Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Administrative Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lender Parties. The Administrative Agent shall not have any liability to any Person as a result of (a) the Administrative Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (b) the Administrative Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Administrative Agent has discretionary power to take such action, or (c) the Administrative Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (c), to the provisions of Section 9.4(a) hereof).

  9.5 General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

    (a) The Administrative Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

    (b) The Administrative Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of any Loan Party or Lender Party to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any collateral.

    (c) The Administrative Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Loan Party, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, or (iii) except to the extent set forth in Section 9.5(f) hereof, the existence of any Event of Default or Potential Default.

    (d) The Administrative Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Administrative Agent to such Lender Party.

  9.5 Administration by the Administrative Agent.

    (a) The Administrative Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Administrative Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

    (b) The Administrative Agent may consult with legal counsel, independent public accountants and any other experts selected by it from time to time, and the Administrative Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

  (c) The Administrative Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Administrative Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Administrative Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Loan Party or Lender Party, such matter may be established by a certificate of such Loan Party or Lender Party, as the case may be, and the Administrative Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

  (d) The Administrative Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Administrative Agent by reason of taking or continuing to take any such action.

  (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

  (f) The Administrative Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Administrative Agent has received notice from a Lender Party or any Loan Party referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default". If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to each Lender Party.

  9.6 Lender Parties Not Relying on Administrative Agent or Other Lender Parties. Each Lender Party acknowledges as follows: (a) Neither the Administrative Agent nor any other Lender Party has made any representations or warranties to it, and no act taken hereafter by the Administrative Agent or any other Lender Party shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Lender Party to it. (b) It has, independently and without reliance upon the Administrative Agent or any other Lender Party, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Administrative Agent or any other Lender Party, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

  9.7 Indemnification. Each Lender agrees to reimburse and indemnify the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by a Loan Party and without limitation of the obligations of the Loan Parties to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Administrative Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan or Letter of Credit, provided that, no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such other Person.

  9.8 Administrative Agent in its Individual Capacity. With respect to its Revolving Credit Commitment, Letter of Credit Commitment and the Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lenders," "holders of Notes", "Issuing Bank" and like terms shall include the Administrative Agent in its individual capacity as such. The Administrative Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, any Loan Party and any stockholder, subsidiary or affiliate of any Loan Party, as though the Administrative Agent were not the Administrative Agent hereunder.

  9.9 Holders of Notes. The Administrative Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

  9.10 Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed by the Required Lenders at any time by giving 10 days' prior written notice thereof to the Administrative Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right (with the consent of the Borrower so long as no Potential Default or Event of Default shall be continuing, which consent shall not be unreasonably withheld or delayed) to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Each successor Administrative Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Administrative Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Administrative Agent, such Administrative Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Administrative Agent under this Agreement. If and so long as no successor Administrative Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Administrative Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Administrative Agent shall be given to each Lender, and all payments to be made to the Administrative Agent shall be made directly to the Borrower or Lender for whose account such payment is made.

  9.11 Calculations. The Administrative Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender Party to whom payment was due but not made shall be to recover from the other Lender Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the appropriate Loan Party, to recover such amount from the appropriate Loan Party.

  9.12 Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent, for its individual account, a nonrefundable annual Administrative Agent's fee in an amount agreed to by the Administrative Agent and the Borrower.

  9.13 Funding by Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender not later than the close of business on the day before the day on which Loans are requested by the Borrower to be made that such Lender will not make its Pro Rata share of such Loans, the Administrative Agent may assume that such Lender will make its Pro Rata share of the Loans, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Administrative Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrower shall pay such amount on demand), together with interest, for the Administrative Agent's own account, for each day from and including the date of the Administrative Agent's payment to and including the date of repayment to the Administrative Agent (before and after judgment) at the rate or rates per annum applicable to such Loans. All payments to the Administrative Agent under this Section shall be made to the Administrative Agent at its Office in Dollars in funds immediately available at such Office, without setoff, withholding, counterclaim or other deduction of any nature.

  ARTICLE X
  MISCELLANEOUS

  10.1 Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

  10.2 Records. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Revolving Credit Committed Amount, and the fees owing to each Lender shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive absent manifest error. The unpaid Letter of Credit Reimbursement Obligations, the unpaid interest accrued thereon, and the interest rate or rates applicable thereto shall at all times be ascertained from the records of the Issuing Bank, which shall be conclusive absent manifest error.

  10.3 Amendments and Waivers. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Administrative Agent and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions, or changing in any manner the rights and duties of any Loan Party, the Administrative Agent or any Lender Party. Any such amendment, modification, supplement or waiver made by Borrower and the Administrative Agent in accordance with the provisions of this Section shall be binding upon the Borrower, each Lender Party and the Administrative Agent. The Administrative Agent shall not enter into any such amendments, modifications, supplements or waivers without the consent of the Required Lenders, and, in the case of any such amendment, modification, supplement or waiver described in the next sentence, without the consent of the additional Persons described in the next sentence. No such amendment, modification, supplement or waiver may be made which will:

    (a) Increase the aggregate Revolving Credit Committed Amounts over the amount thereof then in effect without the consent of all Lenders, or increase the Revolving Credit Committed Amount of any Lender over the amount then in effect without the consent of such Lender, or extend the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby;

    (b) Reduce the principal amount of or extend the time for any scheduled payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest borne by any Loan or Letter of Credit Reimbursement Obligation, or extend the time for payment of or reduce the amount of any Revolving Credit Commitment Fee or Letter of Credit Fee or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under any Loan Document, without the written consent of each Lender affected thereby;

  (c) Change the definition of "Required Lenders" or amend this Section 10.3, without the written consent of all the Lenders;

  (d) Amend or waive any of the provisions of Article IX hereof, or impose additional duties upon the Administrative Agent or otherwise adversely affect the rights, interests or obligations of the Administrative Agent, without the written consent of the Administrative Agent;

  (e) Amend or waive any of the provisions of Article III, or impose additional duties upon the Issuing Bank or otherwise affect the rights, interests or obligations of the Issuing Bank, without the written consent of the Issuing Bank;

  (f) Reduce any Letter of Credit Unreimbursed Draw, or extend the time for repayment by the Borrower of any Letter of Credit Unreimbursed Draw, without the written consent of each Lender; or

  (g) Except as otherwise permitted by any Loan Document, release any Guarantor without the written consent of each Lender (it being understood that a Guarantor may be released upon the disposition permitted hereby by the Borrower of all of its interest in such Guarantor);

and, provided further, that Transfer Supplements may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

10.4 No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender Party in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lender Parties under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender Party would otherwise have hereunder or thereunder, at law, in equity or otherwise.

  10.5 Notices.

    (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement or any Loan Document shall be in writing (including telexed and telecopied communication) and shall be sent by firstclass mail, or by nationally-recognized overnight courier, or by telex or telecopier (with confirmation in writing mailed firstclass or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to the Administrative Agent or any Lender Party shall be effective when received. Any such properly given notice to the Borrower shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or telecopy communication, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

  (b) Any Lender Party giving any notice to the Borrower or any other party to a Loan Document shall simultaneously send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lender Parties of the receipt by it of any such notice.

  (c) The Administrative Agent and each Lender Party may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower or any other Loan Party, and neither the Administrative Agent nor any Lender Party shall have any duty to verify the identity or authority of any Person giving such notice.

  10.6 Expenses; Taxes; Indemnity.

    (a) The Borrower agrees to pay or cause to be paid and to save the Lender Parties harmless against liability for the payment of all reasonable outofpocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by

      (i) the Administrative Agent from time to time arising from or relating to (A) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, or (B) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document;

      (ii) any Lender Party from time to time arising from or relating to the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to collection or enforcement of an outstanding Loan or any other amount owing hereunder or thereunder by the Administrative Agent or any Lender Party, and any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents); and

      (iii) the Administrative Agent, in connection with the syndication of the credit facilities under this Agreement, whether incurred before or after the Closing Date.

    (b) The Borrower hereby agrees to pay all recording, filing, registration and search fees and taxes and all similar impositions now or hereafter determined by the Administrative Agent or any Lender Parties to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save the Administrative Agent and each Lender Party harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

    (c) The Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan or Letter of Credit; but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this subsection (c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

  10.7 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

  10.8 Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

  10.9 Duration; Survival. All representations and warranties of the each Loan Party contained herein or in any other in the Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Administrative Agent or any Lender Party, the making of any Loan, the issuance of any Letter of Credit, or any other event or condition whatever. Except as provided in the last sentence of this Section, all covenants and agreements of each Loan Party contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof until all Revolving Credit Commitments and the Letter of Credit Commitment have terminated, all Letters of Credit have terminated or expired (or cash collateralized to the satisfaction of the Issuing Bank pursuant to documentation satisfactory to the Issuing Bank) and all Obligations (other than Obligations constituting contingent obligations under indemnification provisions so long as no unsatisfied claim has been made under any indemnification provision) have been paid in full. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify the Administrative Agent or any Lender Party shall survive the payment in full of all other Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender Party to make payments to or indemnify the Administrative Agent shall survive the payment in full by the Borrower of all Obligations, termination of the Borrower's right to borrow hereunder, the termination or expiration of all Letters of Credit and all other events or conditions whatever.

  10.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

  10.11 Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender Party, and each Lender Party shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender Party.

  10.12 SetOff. The Borrower hereby agrees that, if an Event of Default shall have occurred and be continuing or shall exist, to the fullest extent permitted by law, if any Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender Party shall have the right, without notice to the Borrower, to setoff against and to appropriate and apply to such Obligation any indebtedness, liability or obligation of any nature owing to the Borrower by such Lender Party, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Borrower with such Lender Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender Party or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such indebtedness, obligation or liability owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender may deem such indebtedness, obligation or liability to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender Party or any Participant shall have the same rights of set-off as a Lender Party as provided in this Section (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this Section are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

  10.13 Sharing of Collections. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, setoff or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower Pro Rata to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Administrative Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

  10.14 Successors and Assigns; Participations; Assignments.

    (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Lenders and the Administrative Agent, and any purported assignment without such consent shall be void.

    (b) Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by it); provided that

    (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

    (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

    (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

    (iv) such Participant shall be bound by the provisions of Section 10.13 hereof, and

    (v) no Participant (unless such Participant is an affiliate of such Lender, or is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant's consent, take action of the type described in subsections (a), (b), (c) or (f) of Section 10.3 hereof.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 2.9 and 10.6 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such Participant had no such transfer occurred.

  (c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Commitments and Loans owing to it and any Note held by it and to the extent such Lender is also the Issuing Bank, all or any portion of its Letter of Credit Commitment) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

    (i) such assignment to a Purchasing Lender which is not a Lender or an affiliate of a Lender shall be consented to by the Borrower, the Administrative Agent and the Issuing Bank (such consents not to be unreasonably withheld); provided, that the consent of the Borrower shall not be required for any assignment made during any period when an Event of Default has occurred and is continuing;

    (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum aggregate principal amount of $5,000,000 of its Revolving Credit Commitment and such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Revolving Credit Commitments;

    (iii) each such assignment shall be of a constant, and not a varying, percentage of each Revolving Credit Commitment and the Revolving Credit Loans of the transferor Lender and of all of the transferor Lender's rights and obligations under this Agreement and the other Loan Documents; and

  (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit B to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Administrative Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $3,500; and, upon receipt thereof, the Administrative Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Administrative Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Transfer Supplement

(x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

(y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in an Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Administrative Agent (for delivery to the Purchasing Lender) new Notes evidencing such Purchasing Lender's assigned Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Administrative Agent shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

  (d) Register. The Administrative Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

  (e) Assignments to Federal Reserve Bank. Any Lender may at any time assign all or any portion of its rights under this Agreement, including without limitation any Loans owing to it, and any Note held by it to a Federal Reserve Bank. No such assignment shall relieve the transferor Lender from its obligations hereunder.

  10.15 Confidentiality. The Administrative Agent and each Lender acknowledge that, in the course of their dealings with the Borrower and its Subsidiaries hereunder and under the other Loan Documents, they may from time to time become parties to certain Confidential Information (as hereinafter defined). The Administrative Agent and each Lender agree that they will not disclose, except as required by Law or as requested by any Governmental Authority, any Confidential Information to any Person which is not the Administrative Agent, a Lender or a prospective Purchasing Lender to which the Borrower has not after notice objected in good faith and which has agreed or is deemed to have agreed to be bound by the terms of this provision, or a director, officer, employee, attorney, accountant or authorized agent of the Administrative Agent or a Lender, nor shall the Administrative Agent, any Lender or any such other Person use any Confidential Information for any purpose other than in connection with the Loan Documents. As used herein, the term "Confidential Information" shall mean all information furnished by or on behalf of the Borrower or any Subsidiary under any Loan Document other than information which is generally available to the public other than by reason of a disclosure by the Administrative Agent, any Lender or any such other Person. The obligations of the Administrative Agent and the Lenders under this Section 10.15 shall survive any termination of the Loan Documents.

  10.16 Governing Law; Submission to Jurisdiction: Waiver of Jury Trial; Limitation of Liability.

    (a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

    (b) CERTAIN WAIVERS. THE BORROWER (AND IN THE CASE OF CLAUSE (iv) BELOW EACH OF THE LENDERS) HEREBY IRREVOCABLY AND UNCONDITIONALLY:

      (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

      (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

      (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.5 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

      (iv) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

  (v) LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST ANY LENDER PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

  WEIS MARKETS, INC.

  By /s/ William R. Mills

  Title: Senior Vice President and Treasurer/CFO

  Address for Notices:

  1000 South Second Street
  Sunbury PA 17801-0471

  Attn: Chief Financial Officer

  Telephone: 570-286-4571

  Telecopier: 570-286-3286

Initial Revolving Credit MELLON BANK, N.A.,

Committed Amount: individually and as Administrative Agent

$20,000,000

By /s/ John R. Cooper

Title: Vice President

Address for Notices:

Mellon Bank, N.A.

One Mellon Center

Pittsburgh, PA 15258-0001

Attn: Loan Products Department

Telephone: 412-234-3187

Telecopier: 412-236-6112

Initial Revolving Credit CITIZENS BANK OF PENNSYLVANIA

Committed Amount:

$20,000,000

By /s/ Joseph N. Butto

Title: Vice President

Address for Notices:

Citizens Bank of Pennsylvania

2 n. 2nd Street, 12th Floor

Harrisburg, PA 17101

Attn: Joseph N. Butto

Telephone: 717-777-3357

Telecopier: 717-777-3363

Initial Revolving Credit Committed Amount: $20,000,000	JPMORGAN CHASE BANK

By /s/ Lee P. Brennan

Title: Vice President

Address for Notices:

JPMorgan Chase Bank

One Riverfront Plaza

Newark, NJ 07102

Attn: Lee P. Brennan

Telephone: 973-353-6162

Telecopier: 973-353-6158

-64-

Initial Revolving Credit Committed Amount: $20,000,000	M&T BANK By /s/ Edward T. Sigl Title: Vice President Address for Notices: M&T Bank 10 Reitz Blvd. Lewisburg, PA 17837 Attn: Edward T. Sigl Telephone: 570-522-5113 Telecopier: 570-524-9525

-65-

Initial Revolving Credit Committed Amount: $20,000,000	WACHOVIA BANK, NATIONAL

ASSOCIATION

By /s/ Sharon Mueller

Title: Vice President

Address for Notices:

Wachovia Bank – PA6490

600 Penn Street – 2nd Floor

P.O. Box 1102

Reading, PA 19601–1102

Attn: Sharon Mueller, VP

Telephone: 610-655-1400

Telecopier: 610-655-3300

-66-

EXHIBIT A

WEIS MARKETS, INC.

Revolving Credit Note

$           Pittsburgh, Pennsylvania

                  , 2002

FOR VALUE RECEIVED, the undersigned, WEIS MARKETS, INC., a Pennsylvania corporation (the "Borrower"), promises to pay to the order of [NAME OF LENDER] (the "Lender") on or before the Revolving Credit Maturity Date, and at such earlier dates as may be required by the Agreement (as defined below), the lesser of (i) the principal sum of            ($        ) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to the Agreement. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement.

This Note is one of the "Revolving Credit Notes" as referred to in, and is entitled to the benefits of, the Revolving Credit Agreement, dated as of October 15, 2002, by and among the Borrower, the Lenders parties thereto from time to time, the Issuing Bank referred to therein, and Mellon Bank, N.A., a national banking association, as Administrative Agent, for the Lenders (as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement have the same meanings herein.

This Note is secured by and is entitled to the benefits of the Subsidiary Guaranty referred to in the Agreement.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

This Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of choice of law.

WEIS MARKETS, INC.

By

Title:

A-1

Exhibit B

TRANSFER SUPPLEMENT

THIS TRANSFER SUPPLEMENT, dated as of the date specified in Item 1 of Schedule I hereto, among the Transferor Lender specified in Item 2 of Schedule I hereto (the "Transferor Lender"), each Purchasing Lender specified in Item 3 of Schedule I hereto (each a "Purchasing Lender") and Mellon Bank, N.A., as Administrative Agent for the Lenders under the Credit Agreement described below.

Recitals:

A. This Transfer Supplement is being executed and delivered in accordance with Section 10.14(c) of the Revolving Credit Agreement, dated as of October 15, 2002, by and among Weis Markets, Inc., a Pennsylvania corporation (the "Borrower"), the Lenders parties thereto from time to time, the Issuing Bank referred to therein and Mellon Bank, N.A., a national banking association, as Administrative Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"). Capitalized terms used herein without definition have the meaning specified in the Credit Agreement.

B. Each Purchasing Lender (if it is not already a Lender) wishes to become a Lender party to the Credit Agreement.

C. The Transferor Lender is selling and assigning to each Purchasing Lender, and each Purchasing Lender is purchasing and assuming, a certain portion of the Transferor Lender's rights and obligations under the Credit Agreement, including, without limitation, the Transferor Lender's Revolving Credit Commitment and Loans owing to it and any Notes held by it (the "Transferor Lender's Interests").

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Transfer Effective Notice. Upon receipt by the Administrative Agent of five counterparts of this Transfer Supplement (to each of which is attached a fully completed Schedule I and Schedule II), and each of which has been executed by the Transferor Lender, by each Purchasing Lender and by any other Person required by Section 10.14(c) of the Credit Agreement to execute this Transfer Supplement, the Administrative Agent will transmit to the Borrower, the Transferor Lender and each Purchasing Lender a transfer effective notice, substantially in the form of Schedule III to this Transfer Supplement (a "Transfer Effective Notice"). The date specified in such Transfer Effective Notice as the date on which the transfer effected by this Transfer Supplement shall become effective (the "Transfer Effective Date") shall be the fifth Business Day following the date of such Transfer Effective Notice or such other date as shall be agreed upon among the Transfer Lender, the Purchasing Lender, the Administrative Agent and the Borrower. From and after the close of business at the Administrative Agent's Office on the Transfer Effective Date each Purchasing Lender (if not already a Lender party to the Credit Agreement) shall be a Lender party to the Credit Agreement for all purposes thereof having the respective interests in the Transferor Lender's Interests reflected in this Transfer Supplement.

2. Purchase Price; Sale. At or before 12:00 Noon, local time at the Transferor Lender's office specified in Schedule III, on the Transfer Effective Date, each Purchasing Lender shall pay to the Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between the Transferor Lender and such Purchasing Lender (the "Purchase Price"), of the portion being purchased by such Purchasing Lender (such Purchasing Lender's "Purchased Percentage") of the Transferor Lender's Interests. Effective upon receipt by the Transferor Lender of the Purchase Price from a Purchasing Lender, the Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty (express or implied) except as set forth in Section 6 hereof, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from the Transferor Lender such Purchasing Lender's Purchased Percentage of the Transferor Lender's Interests. The Transferor Lender shall promptly notify the Administrative Agent of the receipt of the Purchase Price from a Purchasing Lender ("Purchase Price Receipt Notice"). Upon receipt by the Administrative Agent of such Purchase Price Receipt Notice, the Administrative Agent shall record in the Register the information with respect to such sale and purchase as contemplated by Section 10.14(d) of the Credit Agreement.

3. Principal, Interest and Fees. All principal payments, interest, fees and other amounts that would otherwise be payable from and after the Transfer Effective Date to or for the account of the Transferor Lender in respect of the Transferor Lender's Interests shall, instead, be payable to or for the account of the Transferor Lender and the Purchasing Lenders, as the case may be, in accordance with their respective interests as reflected in this Transfer Supplement.

4. Closing Documents. Concurrently with the execution and delivery hereof, the Transferor Lender will provide, or will request that the Borrower provide, to each Purchasing Lender (if it is not already a Lender party to the Credit Agreement) conformed copies of all documents delivered to such Transferor Lender on the Closing Date in satisfaction of conditions precedent set forth in the Credit Agreement.

5. Further Assurances. Each of the parties to this Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

6. Certain Representations and Agreements. By executing and delivering this Transfer Supplement, the Transferor Lender and each Purchasing Lender confirm to and agree with each other and the Administrative Agent and the Lenders as follows:

(a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor Lender makes no representation or warranty and assumes no responsibility with respect to (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of the Credit Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, received under or in connection with, the Credit Agreement or any other Loan Document, or (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time.

(b) The Transferor Lender makes no representation or warranty and assumes no responsibility with respect to (i) the performance or observance of any of the terms or conditions of the Credit Agreement or any other Loan Document on the part of any Loan Party, (ii) the business, operations, condition (financial or otherwise) or prospects of any Loan Party or any other Person, or (iii) the existence of any Event of Default or Potential Default.

(c) Each Purchasing Lender confirms that it has received a copy of the Credit Agreement and each of the other Loan Documents, together with copies of the financial statements referred to in Sections 4.6 and 4.7 thereof, the most recent financial statements delivered pursuant to Section 6.1 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Transfer Supplement. Each Purchasing Lender confirms that it has made such analysis and decision independently and without reliance upon the Administrative Agent, the Transferor Lender or any other Lender.

(d) Each Purchasing Lender, independently and without reliance upon the Administrative Agent, the Transferor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, will make its own decisions to take or not take action under or in connection with the Credit Agreement or any other Loan Document.

(e) Each Purchasing Lender irrevocably appoints the Administrative Agent to act as Administrative Agent for such Purchasing Lender under the Agreement and the other Loan Documents, all in accordance with Article IX of the Credit Agreement and the other provisions of the Credit Agreement and the other Loan Documents.

(f) Each Purchasing Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

7. Schedule II. Schedule II hereto sets forth the revised Revolving Credit Commitments of the Transferor Lender and each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

8. Governing Law. This Transfer Supplement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of choice of law.

9. Counterparts. This Transfer Supplement may be executed on any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

Schedule I
to
Transfer Supplement

COMPLETION OF INFORMATION AND

SIGNATURES FOR TRANSFER SUPPLEMENT

Re: Revolving Credit Agreement, dated as of October 15, 2002, by and Weis Markets, Inc., a Pennsylvania corporation (the "Borrower"), the Lenders parties thereto from time to time, the Issuing Bank referred to therein and Mellon Bank, N.A., a national banking association, as Administrative Agent (as amended, modified or supplemented from time to time, the "Credit Agreement").

Item 1	(Date of Assignment Supplement):	[Insert date of Assignment Supplement]
Item 2	(Transferor Lender):	[Insert name of Transferor Lender]
Item 3	(Purchasing Lender[s]):	[Insert name[s] of Purchasing Lender[s]]
Item 4	(Signatures of Parties to Transfer Supplement):

  [Name of Transferor Lender]  ,

as Transferor Lender

By:

Title:

  [Name of Purchasing Lender]  ,

as Purchasing Lender

By:

Title:

  [Name of Purchasing Lender]  ,

as Purchasing Lender

By:

Title:

[Following two consents required only when Purchasing Lender is not already a Lender or an affiliate of a Lender]

CONSENTED TO AND ACKNOWLEDGED:

WEIS MARKETS, INC.

By:

Title:

MELLON BANK, N.A., as Administrative Agent and Issuing Bank

By:

Title:

ACCEPTED FOR RECORDATION IN PURCHASING LENDER REGISTER:

MELLON BANK, N.A., as Administrative Agent

By:

Title:

Schedule II
to
Transfer Supplement

LIST OF LENDING OFFICES, ADDRESSES

FOR NOTICES AND COMMITTED AMOUNTS

[Name of Transferor Lender] Revised Commitment:

Revolving Credit
Committed Amount $

Revised Commitment
Percentage:

[Name of Purchasing Lender] New Commitment:

Revolving Credit
Committed Amount $

Revised Commitment
Percentage:

Administrative Information

for Purchasing Lender:

Address:

Attention:

Telephone:

Telex:

(Answerback: )

Telecopier:

Schedule III
to
Transfer Supplement

Transfer Effective Notice

To: [Insert Name of Borrower, Transferor

Lender and each Purchasing Lender]

The undersigned, as Administrative Agent under the Revolving Credit Agreement, dated as of October 15, 2002, by and among Weis Markets, Inc., a Pennsylvania corporation, the Lenders parties thereto from time to time, the Issuing Bank referred to therein and Mellon Bank, N.A., a national banking association, as Administrative Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"), acknowledges receipt of five executed counterparts of a completed Transfer Supplement, dated           , 199 , from [name of Transferor Lender] to [name of each Purchasing Lender] (the "Transfer Supplement"). Terms defined in the Transfer Supplement are used herein as therein defined.

1. Pursuant to the Transfer Supplement, you are advised that the Transfer Effective Date will be           , 20   . [Insert fifth Business Day following date of Transfer Effective Notice or other date agreed to among the Transferor Lender, the Purchasing Lender, the Administrative Agent and the Borrower.]

2. Pursuant to Section 10.14(c) of the Credit Agreement, the Transferor Lender has delivered to the Administrative Agent the Transferor Lender Notes.

3. Section 10.14(c) of the Credit Agreement provides that the Borrower is to deliver to the Administrative Agent on or before the Assignment Effective Date the following Notes, each dated the date of the Note it replaces.

[Describe each new Revolving Credit Note for Transferor Lender and Purchasing Lender as to date, principal amount and payee.]

4. The Transfer Supplement provides that each Purchasing Lender is to pay its Purchase Price to the Transferor Lender at or before 12:00 o'clock Noon, local time at the Transferor Lender's lending office specified in Schedule II to the Transfer Supplement, on the Transfer Effective Date in immediately available funds.

Very truly yours,

MELLON BANK, N.A., as Administrative Agent

By:

Title:

Exhibit C

________________________________________________________________________________________________________________________________________________________________________

GUARANTY AND SURETYSHIP AGREEMENT

dated as of October 15, 2002

made by

THE SUBSIDIARY GUARANTORS REFERRED TO HEREIN

in favor of

MELLON BANK, N.A.,
as Administrative Agent

________________________________________________________________________________________________________________________________________________________________________

C-

GUARANTY AND SURETYSHIP AGREEMENT

THIS AGREEMENT, dated as of October 15, 2002, made by each of the Persons executing this Agreement as a Subsidiary Guarantor and each other Person which from time to time becomes a Subsidiary Guarantor party hereto (each, a "Subsidiary Guarantor"), in favor of Mellon Bank, N.A., as Administrative Agent under the Revolving Credit Agreement referred to below (in such capacity, together with its successors, the "Administrative Agent") and the Lenders party thereto from time to time.

Recitals:

A. Weis Markets, Inc., a Pennsylvania corporation (the "Borrower") has entered into a Revolving Credit Agreement dated as of October 15, 2002, with the Lenders parties thereto from time to time, the Issuing Bank referred to therein, and Mellon Bank, N.A., as Administrative Agent (as amended, modified or supplemented from time to time, the "Credit Agreement"). Each Subsidiary Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement, and each Subsidiary Guarantor may receive a portion of the proceeds of extensions of credit under the Credit Agreement from time to time.

B. It is a condition precedent to the extension of credit under the Credit Agreement that the Subsidiary Guarantors execute and deliver this Agreement. This Agreement, among other things, is made by the Subsidiary Guarantors to induce the Lenders, the Issuing Bank and the Administrative Agent (collectively, the "Lender Parties") to enter into the Loan Documents (as defined in the Credit Agreement) and to induce the Lenders to extend credit under the Credit Agreement.

C. Each Subsidiary Guarantor acknowledges that the Lender Parties have relied and will rely on this Agreement in entering into the Loan Documents and extending credit under the Credit Agreement. Each Subsidiary Guarantor further acknowledges that it has, independently and without reliance upon the Lender Parties or any representation by or other information from the Lender Parties, made its own credit analysis and decision to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, each Subsidiary Guarantor hereby agrees as follows:

Article I
Definitions

1.1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Credit Agreement.

Article II
Guaranty and Suretyship

2.1. Guaranty and Suretyship. Each Subsidiary Guarantor hereby absolutely, unconditionally and irrevocably guarantees and becomes surety for the full and punctual payment and performance of the Obligations as and when such payment or performance shall become due (at scheduled maturity, by acceleration or otherwise) in accordance with the terms of the Loan Documents. This Agreement is an agreement of suretyship as well as of guaranty, is a guarantee of payment and performance and not merely of collectibility, and is in no way conditioned upon any attempt to collect from or proceed against the Borrower, any other Subsidiary Guarantor or any other Person or any other event or circumstance. The obligations of each Subsidiary Guarantor under this Agreement are direct and primary obligations of such Subsidiary Guarantor and are independent of the Obligations, and a separate action or actions may be brought against such Subsidiary Guarantor regardless of whether action is brought against the Borrower, any other Subsidiary Guarantor or any other Person or whether the Borrower, any other Subsidiary Guarantor or any other Person is joined in any such action or actions.

2.2. Obligations Absolute. To the extent permitted by Law, each Subsidiary Guarantor agrees that the Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting the Obligations, any of the terms of the Loan Documents or the rights of any Lender Party or any other Person with respect thereto. To the extent permitted by Law, the obligations of each Subsidiary Guarantor under this Agreement shall be absolute, unconditional and irrevocable, irrespective of any of the following:

(a) any lack of legality, validity, enforceability, allowability (in a bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Obligations;

(b) any change in the amount, nature, time, place or manner of payment or performance of, or in any other term of, any of the Obligations (whether or not such change is contemplated by the Loan Documents as presently constituted, and specifically including any increase in the Obligations, whether resulting from the extension of additional credit to the Borrower or otherwise), any execution of any additional Loan Documents, or any amendment or waiver of or any consent to departure from any Loan Document;

(c) any taking, exchange, release, impairment or nonperfection of any collateral, or any taking, release, impairment or amendment or waiver of or consent to departure from any other guaranty or other direct or indirect security for any of the Obligations;

(d) any manner of application of collateral or other direct or indirect security for any of the Obligations, or proceeds thereof, to any of the Obligations or to other obligations secured thereby, or any manner of sale or other disposition of any collateral for any of the Obligations or any other assets of any Loan Party;

(e) any impairment by any Lender Party or any other Person of any recourse of such Subsidiary Guarantor against any Loan Party or any other Person, or any other impairment by any Lender Party or any other Person of the suretyship status of such Subsidiary Guarantor;

(f) any bankruptcy, insolvency, reorganization, dissolution or similar proceedings with respect to, or any change, restructuring or termination of the corporate structure or existence of, any Loan Party, such Subsidiary Guarantor or any other Person;

(g) any failure of any Lender Party or any other Person to disclose to such Subsidiary Guarantor any information pertaining to the business, operations, condition (financial or other) or prospects of any Loan Party or any other Person, or to give any other notice, disclosure or demand; or

(h) any other event or circumstance (excluding only the defense of full, strict and indefeasible payment and performance) that might otherwise constitute a defense available to, a discharge of, or a limitation on the obligations of, any Loan Party, such Subsidiary Guarantor or a guarantor or surety.

2.3. Waivers, etc. Each Subsidiary Guarantor hereby irrevocably waives, to the fullest extent permitted by Law, any defense to or limitation on its obligations under this Agreement arising out of or based upon any matter referred to in Section 2.2. Without limiting the generality of the foregoing, each Subsidiary Guarantor hereby irrevocably waives, to the fullest extent permitted by Law, each of the following:

(a) all notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Subsidiary Guarantor, including (i) any notice of any event or circumstance described in Section 2.2, (ii) any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction, (iii) any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Obligations, (iv) any notice of the incurrence of any Obligation, (v) any notice of any default or any failure on the part of any Loan Party or any other Person to comply with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations, and (vi) any notice of any information pertaining to the business, operations, condition (financial or other) or prospects of any Loan Party or any other Person;

(b) any right to any marshalling of assets, to the filing of any claim against any Loan Party or any other Person in the event of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or to the exercise against any Loan Party or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; any requirement of promptness or diligence on the part of the Lender Parties or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; and any requirement of acceptance of this Agreement, and any requirement that such Subsidiary Guarantor receive notice of such acceptance; and

(c) any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, "one action" laws or similar laws), or by reason of any election of remedies or other action or inaction by the Lender Parties (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Obligations), which results in denial or impairment of the right of the Lender Parties to seek a deficiency against any Loan Party any other Person, or which otherwise discharges or impairs any of the Obligations or any recourse of such Subsidiary Guarantor against any Loan Party or any other Person.

2.4. Reinstatement. This Agreement shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment of any of the Obligations is avoided, rescinded or must otherwise be returned by any Lender Party for any reason, all as though such payment had not been made.

2.5. No Stay. Without limiting the generality of any other provision of this Agreement, if any acceleration of the time for payment or performance of any Obligation, or any condition to any such acceleration, shall at any time be stayed, enjoined or prevented for any reason (including stay or injunction resulting from the pendency against any Loan Party or any other Person of a bankruptcy, insolvency, reorganization, dissolution or similar proceeding), each Subsidiary Guarantor agrees that, for purposes of this Agreement and its obligations hereunder, at the option of the Administrative Agent, such Obligation shall be deemed to have been accelerated and such condition to acceleration shall be deemed to have been met.

2.6. Payments. All payments to be made by each Subsidiary Guarantor pursuant to this Agreement (other than payments to a Lender Party under Section 2.11) shall be made to the Administrative Agent at the time prescribed for payments of the underlying Obligation in the Credit Agreement, without setoff, counterclaim, withholding or other deduction of any nature. The Administrative Agent shall apply such payments received by it in accordance with the Credit Agreement.

2.7. Subrogation, etc. Any rights which any Subsidiary Guarantor may have or acquire by way of subrogation, reimbursement, restitution, exoneration, contribution or indemnity, and any similar rights (whether arising by operation of law, by agreement or otherwise), against the Borrower, any other Subsidiary Guarantor or any other Person arising from the existence, payment, performance or enforcement of any of the obligations of such Subsidiary Guarantor under or in connection with this Agreement, shall be subordinate in right of payment to the Obligations, and such Subsidiary Guarantor shall not exercise any such rights until all Obligations (other than Obligations constituting contingent obligations under indemnification provisions so long as no claim has been made under any indemnification provision) and all other obligations under this Agreement have been paid in cash and performed in full and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents shall have terminated. If, notwithstanding the foregoing, any amount shall be received by a Subsidiary Guarantor on account of any such rights at any time prior to the time at which all Obligations and all other obligations under this Agreement shall have been paid in cash and performed in full and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents shall have terminated, such amount shall be held by such Subsidiary Guarantor in trust for the benefit of the Lender Parties, segregated from other funds held by such Subsidiary Guarantor, and shall be forthwith delivered to the Administrative Agent in the exact form received by such Subsidiary Guarantor (with any necessary endorsement), to be applied to the Obligations, whether matured or unmatured, in such order as the Lender Party may elect, or to be held by the Administrative Agent on behalf of the Lender Parties as security for the Obligations and disposed of by the Administrative Agent in accordance with the Credit Agreement.

2.8. Continuing Agreement. This Agreement is a continuing guaranty and shall continue in full force and effect until all Obligations (and if the only Obligations remaining are those referred to in the second to last sentence of Section 10.9 of the Credit Agreement, this Agreement shall continue to be effective only with respect to such Obligations) and all other amounts payable under this Agreement have been paid in cash and performed in full, and all commitments to extend credit under, and all Letters of Credit issued under, the Loan Documents have terminated (or, in the case of Letters of Credit, have been cash collateralized to the satisfaction of the Issuing Bank pursuant to documentation satisfactory to the Issuing Bank), subject in any event to reinstatement in accordance with Section 2.4. Without limiting the generality of the foregoing, each Subsidiary Guarantor hereby irrevocably waives any right to terminate or revoke this Agreement.

2.9. Limitation on Payments. The parties hereto intend to conform to all applicable Laws limiting the maximum rate of interest that may be charged or collected by the Lender Parties from any Subsidiary Guarantor. Accordingly, notwithstanding any other provision hereof, a Subsidiary Guarantor shall not be required to make any payment to or for the account of a Lender Party, and such Lender Party shall refund any payment made by such Subsidiary Guarantor, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable Law limiting the maximum amount of interest which may be charged or collected by such Lender Party from such Subsidiary Guarantor.

2.10. Limitation on Obligations. Notwithstanding any other provision hereof, to the extent that mandatory and nonwaivable provisions of applicable Law pertaining to fraudulent transfer or fraudulent conveyance otherwise would render the full amount of the obligations of a Subsidiary Guarantor under this Agreement avoidable, invalid or unenforceable, the obligations of such Subsidiary Guarantor under this Agreement shall be limited to the maximum amount which does not result in such avoidability, invalidity or unenforceability. In any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Person claiming that this Section 2.10 applies to limit any obligation of such Subsidiary Guarantor under this Agreement, or claiming that any obligation of such Subsidiary Guarantor under this Agreement is avoidable, invalid or unenforceable, as to each element of such claim.

2.11. Release of Subsidiary Guarantor. Upon the sale or other disposition of all of the capital stock of and other equity interests in a Subsidiary Guarantor to a Person or Persons other than the Borrower or a Subsidiary of the Borrower, which sale or other disposition is in compliance with the Loan Documents, the Administrative Agent will, at such Subsidiary Guarantor's expense, release such Subsidiary Guarantor from its obligations under this Agreement; provided, however, that (a) at the time of such request and such release no Event of Default or Potential Default shall have occurred and be continuing, and (b) such Subsidiary Guarantor shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release describing the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form for release for execution by the Administrative Agent and a certification by a Responsible Officer of the Borrower to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent may in good faith request.

Article III
Representations and Warranties

3.1. Credit Agreement. The provisions of Article IV of the Credit Agreement are hereby incorporated by reference (together with all related definitions and cross references), insofar as such provisions relate to a Subsidiary Guarantor or any Subsidiary of a Subsidiary Guarantor. Each Subsidiary Guarantor hereby represents and warrants to the Lender Parties as provided therein.

3.2. Representations and Warranties Remade at Each Extension of Credit. Each request (including any deemed request) by the Borrower for any extension of credit under any Loan Document shall be deemed to constitute a representation and warranty by each Subsidiary Guarantor to the Lender Parties that the representations and warranties made by such Subsidiary Guarantor in this Article III are true and correct on and as of the date of such request with the same effect as though made on and as of such date. Failure by the Administrative Agent to receive notice from a Subsidiary Guarantor to the contrary before any extension of credit under any Loan Document shall constitute a further representation and warranty by such Subsidiary Guarantor to the Lender Parties that the representations and warranties made by such Subsidiary Guarantor in this Article III are true and correct on and as of the date of such extension of credit with the same effect as though made on and as of such date.

Article IV
Covenants

4.1. Covenants Generally. Reference is hereby made to the provisions of Articles VI and VII of the Credit Agreement (together with all related definitions and crossreferences). Each Subsidiary Guarantor hereby agrees that, to the extent such provisions impose upon the Borrower a duty to cause any Subsidiary Guarantor to do or refrain from doing certain acts or things or to meet or refrain from meeting certain conditions, such Subsidiary Guarantor shall do or refrain from doing such acts or things, or meet or refrain from meeting such conditions, as the case may be.

Article V
Miscellaneous

5.1. Amendments, etc. No amendment to or waiver of any provision of this Agreement, and no consent to any departure by any Subsidiary Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of such Subsidiary Guarantor and the Administrative Agent. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Such amendments, waivers and consents shall be made in accordance with, and shall be subject to, Section 10.3 of the Credit Agreement.

5.2. No Implied Waiver; Remedies Cumulative. No delay or failure of the Administrative Agent or any other Lender Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Administrative Agent or any other Lender Party under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

5.3. Notices. Except to the extent, if any, otherwise expressly provided herein, all notices and other communications (collectively, "notices") under this Agreement shall be given, shall be effective, and may be relied upon, in the same way as notices under the Credit Agreement. In the case of a Subsidiary Guarantor notices shall be sent to it at the address set forth on the signature page hereto or the signature page of its Additional Subsidiary Guarantor Supplement, or in accordance with the last unrevoked written direction from such Subsidiary Guarantor to the Administrative Agent.

5.4. Expenses. Each Subsidiary Guarantor agrees to pay upon demand all reasonable expenses (including reasonable fees and expenses of counsel) which the Administrative Agent or any other Lender Party may incur from time to time arising from or relating to the administration of, or exercise, enforcement or preservation of rights or remedies under, this Agreement.

5.5. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements.

5.6. Survival. All representations and warranties of each Subsidiary Guarantor contained in or made in connection with this Agreement shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of any Lender Party, any extension of credit, termination of this Agreement, or any other event or circumstance whatsoever.

5.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

5.8. Setoff. In the event that any obligation of a Subsidiary Guarantor now or hereafter existing under this Agreement or any other Loan Document shall have become due and payable, each Lender Party shall have the right from time to time, without notice to such Subsidiary Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of such Lender Party to such Subsidiary Guarantor, including all deposits (whether time or demand, general or special, provisionally or finally credited, however evidenced) now or hereafter maintained by such Subsidiary Guarantor with such Lender Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether such obligation to such Subsidiary Guarantor is absolute or contingent, matured or unmatured (it being agreed that such Lender Party may deem such obligation to be then due and payable at the time of such setoff), regardless of the offices or branches through which the parties are acting with respect to the offset obligations, and regardless of the existence or adequacy of any other direct or indirect security or any other right or remedy available to such Lender Party. Nothing in this Agreement or any other Loan Document shall be deemed a waiver of or restriction on any right of setoff or banker's lien available to a Lender Party under this Section 5.8, at law or otherwise. Each Subsidiary Guarantor hereby agrees that any affiliate of a Lender Party, and any holder of a participation in any obligation of such Subsidiary Guarantor under this Agreement, shall have the same rights of setoff as the Lender Parties as provided in this Section 5.8 (regardless of whether such affiliate or participant otherwise would be deemed a creditor of such Subsidiary Guarantor).

5.9. Construction. In this Agreement, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural, and the part the whole; the neuter case includes the masculine and feminine cases; and "or" is not exclusive. In this Agreement, any references to property (or similar terms) include any interest in such property (or other item referred to); "include," "includes," "including" and similar terms are not limiting; and "hereof," "herein," "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision. Section and other headings in this Agreement, and any table of contents herein, are for reference purposes only and shall not affect the interpretation of this Agreement in any respect. Section and other references in this Agreement are to this Agreement unless otherwise specified. This Agreement has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties in favor of the secured party, nor any doctrine of construction of ambiguities against the party controlling the drafting, shall apply to this Agreement.

5.10. Successors and Assigns. This Agreement shall be binding upon each Subsidiary Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their respective successors and assigns. Without limitation of the foregoing, each Lender Party (and any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any Obligations, to any other Person, and such Obligations (including any Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Obligations entitled to the benefit of this Agreement, and to the extent of its interest in such Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Lender Party in this Agreement or otherwise.

5.11. Joint and Several Obligations. The obligations of the Subsidiary Guarantors hereunder are joint and several obligations of each of them.

5.12. Additional Subsidiary Guarantors. Upon execution by a Person of a supplement in the form of Annex A (as "Additional Subsidiary Guarantor Supplement"), such Person shall become party hereto as an additional Subsidiary Guarantor and shall be subject to and bound by all of the provisions hereof. The addition of any additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any other Subsidiary Guarantor. The rights and obligations of each Subsidiary Guarantor shall remain in full force and effect following the addition of any additional Subsidiary Guarantor as a party to this Agreement. At the time an Additional Subsidiary Guarantor Supplement is executed by a new Subsidiary Guarantor, such Subsidiary Guarantor shall deliver to the Administrative Agent an opinion of counsel in substantially the form of Annex B, and covering such other matters as the Administrative Agent may reasonably request.

5.13. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Limitation of Liability. Without limiting the generality of Section 10.16 of the Credit Agreement:

(a) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

(b) Certain Waivers. Each Subsidiary Guarantor hereby irrevocably and unconditionally:

(i) agrees that any action, suit or proceeding by any Person arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (collectively, "Related Litigation") may be brought in any state or federal court of competent jurisdiction sitting in Allegheny County, Pennsylvania, submits to the jurisdiction of such courts, and to the fullest extent permitted by Law agrees that will not bring any Related Litigation in any other forum (but nothing herein shall affect the right of any Lender Party to bring any action, suit or proceeding in any other forum);

(ii) waives any objection which it may have at any time to the laying of venue of any Related Litigation brought in any such court, waives any claim that any such Related Litigation has been brought in an inconvenient forum, and waives any right to object, with respect to any Related Litigation brought in any such court, that such court does not have jurisdiction over such Subsidiary Guarantor;

(iii) consents and agrees to service of any summons, complaint or other legal process in any Related Litigation by registered or certified U.S. mail, postage prepaid, to such Subsidiary Guarantor at the address for notices described in Section 5.3 hereof, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by Law); and

(iv) waives the right to trial by jury in any Related Litigation.

(c) Limitation of Liability. To the fullest extent permitted by Law, no claim may be made by any Subsidiary Guarantor against any Lender Party or any affiliate, director, officer, employee, attorney or agent of any of them for any special, incidental, indirect, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission, or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). Each Subsidiary Guarantor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or suspected to exist in its favor.

IN WITNESS WHEREOF, the Subsidiary Guarantor(s) have executed and delivered this Agreement as of the date first above written.

ALBANY PUBLIC MARKETS, INC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

DUTCH VALLEY FOOD COMPANY, INC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

KING'S SUPERMARKETS, INC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

MARTIN'S FARM MARKET, INC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

SHAMROCK WHOLESALE DISTRIBUTORS, INC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

SUPERPETZ, LLC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

WEIS TRANSPORTATION, INC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

WMK FINANCING, INC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

WMK HOLDINGS, INC.

By_______________________________

Name:

Title:

Address

Attn:

Telephone:

Facsimile:

C-1

Annex A
to
Guaranty and Suretyship Agreement

ADDITIONAL SUBSIDIARY GUARANTOR SUPPLEMENT

THIS SUPPLEMENT to the Guaranty and Suretyship Agreement dated as of [ ], made by the Subsidiary Guarantors referred to therein in favor of Mellon Bank, N.A., as Administrative Agent (such Guaranty and Suretyship Agreement, as amended, modified or supplemented, being referred to as the "Subsidiary Guaranty").

Recitals:

A. Capitalized terms used herein and not otherwise defined shall have the meanings given them in, or by reference in, the Subsidiary Guaranty.

B. The Subsidiary Guaranty contemplates that a Person may become party to the Subsidiary Guaranty as an additional Subsidiary Guarantor. The Person executing this Supplement as Subsidiary Guarantor below (the "Additional Subsidiary Guarantor") desires to become party to the Subsidiary Guaranty as a Subsidiary Guarantor.

NOW, THEREFORE, the Additional Subsidiary Guarantor , intending to be legally bound hereby, represents, warrants and covenants to the Lender Parties and the Loan Parties as follows:

Section 1. Joinder. The Additional Subsidiary Guarantor hereby becomes party to the Subsidiary Guaranty as a Subsidiary Guarantor thereunder, and agrees that it shall be subject to and bound by all of the provisions thereof.

Section 2. Warranties, etc. The Additional Subsidiary Guarantor hereby represents and warrants to each Lender Party that each of the representations and warranties set forth in Article III of the Subsidiary Guaranty is true and correct, insofar as such provisions relate to the Additional Subsidiary Guarantor or any Subsidiary of the Additional Subsidiary Guarantor, after giving effect to this Supplement.

Section 3. Governing Law. This Supplement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

Section 4. Execution in Counterparts. This Supplement may be executed by the Additional Subsidiary Guarantor in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has duly executed this Supplement.

as Subsidiary Guarantor

By_______________________________

Name:

Title:

Address:

Attn:

Telephone:

Facsimile:

Date:

2

Annex B to Guaranty and Suretyship Agreement

Form of Opinion of Counsel to Additional Subsidiary Guarantor

[Date]

To Mellon Bank, N.A., as Administrative

Agent under the Credit Agreement referred

to below and to each of the Lender Parties

referred to in such Credit Agreement

Ladies and Gentlemen:

We have acted as counsel for [name of Additional Subsidiary Guarantor] (the "Additional Subsidiary Guarantor") and are rendering this opinion in connection with (a) the Guaranty and Suretyship Agreement (the "Subsidiary Guaranty," as further defined below), dated as of [ ], made by the Subsidiary Guarantors referred to therein in favor of Mellon Bank, N.A., as Administrative Agent under the Credit Agreement referred to below, and (b) the Additional Subsidiary Guarantor Supplement (the "Supplement") executed by the Additional Subsidiary Guarantor, whereby the Additional Subsidiary Guarantor has joined the Subsidiary Guaranty as a Subsidiary Guarantor. Terms used herein, but not otherwise defined herein, have the meaning ascribed thereto in the Subsidiary Guaranty.

In connection with opinion set forth herein, we have reviewed originals or copies, identified to my satisfaction, of the following:

(i) the Subsidiary Guaranty, as initially executed and as amended, modified and supplemented to date (the "Subsidiary Guaranty"),

(ii) the Supplement,

(iii) the Revolving Credit Agreement dated as of October 15, 2002, by and among Weis Markets, Inc., as Borrower, the Lenders parties thereto from time to time, and Mellon Bank, N.A., as Administrative Agent, as initially executed and as amended, modified and supplemented to date (the "Credit Agreement")

(iv) the other Loan Documents (as defined in the Credit Agreement),

(v) the articles of incorporation and bylaws of the Additional Subsidiary Guarantor, each as in effect on the date hereof, and

(vi) such other documents, records, certificates and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all copies submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to various questions of fact material to this opinion, we have relied, without independent investigation or verification, upon statements, representations and certificates of officers and other representatives of the Additional Subsidiary Guarantor and certificates of public officials.

Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, it is our opinion that:

D-1

1. The Additional Subsidiary Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of [state].

2. The execution and delivery by the Additional Subsidiary Guarantor of the Supplement and the performance by the Additional Subsidiary Guarantor of the Supplement and the Subsidiary Guaranty (a) are within the Additional Subsidiary Guarantor's corporate powers; (b) have been duly authorized by all necessary corporate action on the part of the Additional Subsidiary Guarantor; (c) require no action by or in respect of, or filing on the part of the Additional Subsidiary Guarantor with, any governmental body, agency or official, in each case, on the part of the Additional Subsidiary Guarantor; and (d) do not violate or conflict with, or constitute a default by the Additional Subsidiary Guarantor under, any provision of (i) any applicable law, regulation, judgment, injunction, order, decree, (ii) the articles of incorporation or bylaws of the Additional Subsidiary Guarantor, or (iii) any material agreement or instrument to which the Additional Subsidiary Guarantor or any of its Subsidiaries is a party or by which any of them or any of their respective properties may be subject or bound.

3. The Supplement has been duly executed and delivered by the Additional Subsidiary Guarantor. The Supplement and the Subsidiary Guaranty constitute the legal, valid and binding obligation of the Additional Subsidiary Guarantor, enforceable in accordance with their respective terms.

4. The Additional Subsidiary Guarantor is not required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

The opinions set forth herein are subject to the following qualifications and limitations:

(a) The enforceability of the Supplement and the Subsidiary Guaranty may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally.

(b) The enforceability of the Supplement and the Subsidiary Guaranty may be limited by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). In applying such principles a court, among other things, might not allow a creditor to accelerate maturity of a debt under certain circumstances including, without limitations, upon the occurrence of a default deemed immaterial. Such principles as applied by a court might include a requirement that a creditor act with reasonableness and in good faith.

(c) The remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

In rendering the foregoing opinion, we do not express any opinion as to any laws other than [general corporate laws of the jurisdiction of incorporation of the Additional Subsidiary Guarantor], the laws of [ ], and the federal laws of the United States of America. To the extent that the Subsidiary Guaranty and the Supplement are stated to be governed by the laws of the Commonwealth of Pennsylvania, we have assumed, with your permission, that the laws of [ ] are identical in all relevant respects to the laws of the Commonwealth of Pennsylvania.

The opinion expressed herein is based upon the laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision, or otherwise.

The opinion is being delivered to you solely for your benefit, and neither this opinion nor any part hereof may be delivered to, or used, referred to or relied upon, by any other person without our express prior written consent.

Very truly yours,

D-2

Exhibit D COMPLIANCE CERTIFICATE

Reference is made to the Revolving Credit Agreement (the "Credit Agreement") dated as of October 15, 2002, among Weis Markets, Inc., a Pennsylvania corporation (the "Borrower"), the Lenders parties thereto from time to time, the Issuing Bank referred to therein and Mellon Bank, N.A., as Administrative Agent. Capitalized terms defined in the Credit Agreement shall have the same meanings herein.

This is the Certificate required by Section 6.1(c)(i) of the Credit Agreement. The following calculations demonstrate as at the end of                  , compliance with the restrictions contained in Sections 7.1(a) and 7.1(b) of the Credit Agreement:

I. Section 7.1(a) – Minimum Stockholders' Equity

A. Stockholders' equity at                 $

B. Less:

(1) Writeups and revaluations since Closing Date ($            )

(2) Investments and loans to, unconsolidated subsidiaries and non-subsidiaries ($            )

(3) Treasury stock ($            )

C. Consolidated Net Worth at
(A minus B) $

D. Cumulative Net Income for Fiscal Quarters after June 29, 2002 $

E. Minimum Required Consolidated Net Worth at                 [$488,000,000 plus 50% of D] $

II. Section 7.1(b) -- Fixed Charge Coverage Ratio

Calculation of EBITDA

A. Consolidated Net Income for the four Fiscal Quarters beginning                 and ending                 (excluding extraordinary gains and losses) $

B. Consolidated Interest Expense for the four Fiscal Quarters beginning                 and ending                 $

C. Consolidated Tax Expense for the four Fiscal Quarters beginning                 and ending                 $

D. Depreciation and amortization for the four Fiscal Quarters beginning                 and ending                 $

E. Sum of A through D $

Calculation of Fixed Charges

F. Consolidated Cash Interest Expense for the four Fiscal Quarters beginning         and ending        $

G. Consolidated Cash Tax Payments paid by the Borrower or any Subsidiary during the four Fiscal Quarters beginning                 and ending                 $

H. Scheduled Principal Debt Service for the four Fiscal Quarters beginning ________ and ending _________

I. Dividends paid on Borrower's stock for the four Fiscal Quarters beginning           and ending        $

J. Sum of G, H, I and J $

Fixed Charge Coverage Ratio

K. Ratio of F to J       to

L. Required Fixed Charge Coverage Ratio 1.75 to 1

III. Section 7.7 -- Dispositions

A. Dispositions during Fiscal Quarter ended                 $

B. Dispositions after Closing Date and prior to                 $

C. Total Dispositions [sum of A and B] $

D. 10% of book value of Consolidated Assets on June 29, 2002 $

IV. Section 7.9 -- Capital Expenditures and Acquisitions

A. Purchase price for acquisitions during Fiscal Quarter ended                 $

B. Purchase price for acquisitions made since beginning of Fiscal Year Date and prior to                 $

C. Consolidated Capital Expenditures made during the Fiscal Quarter ended                 $

D. Consolidated Capital Expenditures made since beginning of Fiscal Year and prior to                 $

E. Sum of A, B, C and D $

F. Maximum Permitted Amount per Fiscal Year $100,000,000

The undersigned has reviewed the financial statements referred to in Subsection [6.1(a)/6.1(b)] of the Credit Agreement and such financial statements fairly present the financial condition and operations of the Borrower and its consolidated Subsidiaries as of the date thereof and for the period covered thereby.

As of this date, no Event of Default or Potential Default has occurred and is continuing [or, if an Event of Default or Potential Default has occurred and is continuing, the nature of such Event of Default or Potential Default, the status thereof and the action the Borrower is taking or intends to take to remedy or correct the Event of Default or Potential Default].

WEIS MARKETS, INC.

By

Title

Date